UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DOCUSIGN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bringing agreements to life.

Notice of the 2024 Annual Meeting and 2024 Proxy Statement

May 29, 2024 at 9:00am PT

Notice of 2024 Annual Meeting of Stockholders

Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Docusign, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held in a virtual format via an online live webcast. A virtual format allows us to improve sustainability and reduce our environmental footprint, save us and stockholders time and money, and ensure all stockholders have the opportunity to efficiently and effectively participate in the Annual Meeting regardless of location.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
Date May 29, 2024

Time 9:00 a.m. Pacific Time

Location www.virtualshareholdermeeting.com/DOCU2024

01	To elect the Board of Directors’ nominees, Enrique Salem, Peter Solvik, and Maggie Wilderotter, to the Board of Directors to hold office until the 2027 Annual Meeting of Stockholders.

Record Date
The record date for the Annual Meeting is April 4, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 17, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.

02	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2025.

03	To conduct an advisory vote on our named executive officers’ compensation.
04	Stockholder proposal to report on effectiveness of the Company’s diversity, equity, and inclusion efforts.
05	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 4, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 17, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.
The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2024, where you will be able to listen to the meeting live, submit questions and vote online. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the virtual Annual Meeting if you plan to attend.
By Order of the Board of Directors,
Allan Thygesen
President & Chief Executive Officer
San Francisco, California, April 17, 2024

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting online at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

Questions and Answers About These Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Docusign, Inc., a Delaware corporation (sometimes referred to as the “Company” or “Docusign”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 17, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 17, 2024.
How do I attend the annual meeting?
The Annual Meeting will be held on Wednesday, May 29, 2024 online via live webcast at 9:00 a.m. Pacific Time. Information on how to vote online at the Annual Meeting is discussed below.
Will the annual meeting be held in person or virtually?
We currently intend to hold our Annual Meeting virtually. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2024, where you will be able to listen to the meeting live, submit questions and vote online. We will announce any updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2024) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 4, 2024 will be entitled to vote at the Annual Meeting. On this record date, there were 204,746,964 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 4, 2024, your shares were registered directly in your name with Docusign’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Docusign	Proxy Statement	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 4, 2024, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What are my voting choices on each matter? What are the Board’s recommendations?

Proposal		Voting Choices	Board Recommendation

01	Election of Directors	For(1) Against(1) Abstain(1)	FOR(1)
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2025	For Against Abstain	FOR
03	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	FOR
04	Stockholder proposal to report on the effectiveness of the Company’s diversity, equity, and inclusion efforts	For Against Abstain	AGAINST
1.The voting choices and Board recommendation are with respect to each director nominee.

2	Proxy Statement	Docusign

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal		Vote Required for Approval	Effect of Abstentions Votes	Effect of Broker Non-Votes

01	Election of Directors	“For” votes from the holders of a majority of votes cast affirmatively or negatively(1)	No effect	No effect
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2025	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	Not applicable(2)
03	Approval, on an advisory basis, of our named executive officers’ compensation	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	No effect
04	Stockholder proposal to report on the effectiveness of the Company’s diversity, equity, and inclusion efforts	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	No effect
1.Indicated vote required for approval is with respect to each director nominee.
2.This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable exchange rules to vote your shares on this proposal.
How do I vote?
For each matter to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting even if you have already voted by proxy. In such case and if you vote at the meeting, your previously submitted proxy will be disregarded.

To vote online during the virtual Annual Meeting visit www.virtualshareholdermeeting.com/DOCU2024. Please have your 16-digit control number included in the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials). If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions (have your Notice or proxy card in hand when you call). You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 28, 2024 to be counted.

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the company number and 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 28, 2024 to be counted.

Docusign	Proxy Statement	3

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Docusign. Follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2024, the record date for the meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, and “For” the advisory vote on our named executive officers’ compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions have no effect on the outcome of matters voted.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

4	Proxy Statement	Docusign

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Proposal 1, the election of our Class III directors, Proposal 3, the advisory vote on our named executive officers’ compensation, and Proposal 4, a stockholder proposal to report on the effectiveness of the Company’s diversity, equity, and inclusion efforts are non-routine matters, so your broker or nominee may not vote your shares on Proposal 1, Proposal 3 or Proposal 4 without your instructions. Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Docusign’s Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105.
•You may attend the virtual Annual Meeting and vote online. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count with respect to each proposal and, if applicable, votes “For” and “Against,” abstentions, and broker non-votes. Broker non-votes and abstentions have no effect on the outcome of matters voted.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present virtually at the meeting or represented by proxy. On the record date, there were 204,746,964 shares outstanding and entitled to vote. Thus, the holders of at least 102,373,483 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the virtual Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

Docusign	Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Who is paying for this proxy solicitation?
Docusign will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $13,500, plus reasonable out-of-pocket expenses.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K, which we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholder Proposals to be Included in the Proxy Statement via Rule 14a-8 (Rule 14a-8 Proposals).
Stockholders who wish to submit a proposal for inclusion in our proxy statement for the 2025 annual meeting of stockholders must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals must be submitted in writing by December 18, 2024, to our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105. In the event the date of the 2025 annual meeting is moved by more than 30 days from the one-year anniversary of the date of the 2024 Annual Meeting, then notice must be received within a reasonable time before we begin to make our proxy materials available. Upon such an occurrence, we will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.
Stockholder Proposals and Director Nominees to be Included in the Proxy Statement pursuant to our Bylaws
Pursuant to our Amended and Restated Bylaws (the “Bylaws”), if you wish to submit a proposal (including a director nomination) at the Annual Meeting that is to be included in next year’s proxy materials, you must do so no later than 5:00 p.m. Eastern Time on February 28, 2025 and no earlier than 5:00 p.m. Eastern Time on January 29, 2025; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 29, 2025, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Please refer to our Bylaws for more information and additional requirements about advance notice of stockholder proposals and director nominations.

6	Proxy Statement	Docusign

Fiscal Year 2024 in Review
Business Overview
Docusign offers products that address agreement workflows and digital transformation as part of its agreement management platform, enabling agreements to be signed electronically on a wide variety of devices, from virtually anywhere in the world, securely. Docusign’s core product offerings, including the world’s leading electronic signature product, allow organizations to do business faster with less risk and at a lower cost, while providing a better experience for customers. Docusign also offers contract lifecycle management software that automates pre- and post-signature workflows. This includes automatically generating an agreement from data in other systems, supporting negotiation workflows, verifying identities, enabling remote online notarization, collecting payment after signatures, and using artificial intelligence (“AI”) to analyze a collection of agreements for risks and opportunities.
At the core of every business is a series of agreements and every agreement involves a workflow that guides how we create, commit, and manage agreements. However, traditional agreement processes are slow, expensive and error-prone as they involve many manual steps, disconnected systems, and paper signing. Our value proposition is simple to understand: eliminate the paper-based processes, automate agreement workflows, and connect to the applications and systems where work gets done. Docusign has over 900 active partner integrations, so businesses can easily integrate mission-critical business processes with agreement workflows. This allows organizations to reduce turnaround times and costs, largely eliminate errors, and deliver a streamlined customer experience.
As of January 31, 2024, over 1.5 million customers and more than a billion users in over 180 countries use our products and solutions to accelerate and simplify the process of doing business.
Financial Highlights
For our fiscal year ended January 31, 2024 (“fiscal 2024”), we delivered a strong year of financial performance and execution. Highlights include:

$2.8B Total revenue, an increase of 10% year-over-year.	$2.9B Billings, an increase of 9% year-over-year.	79% GAAP gross margin, for both periods. Non-GAAP gross margin was 83%, compared to 82% in fiscal 2023.

$0.36
GAAP net income per basic share, on 204 million shares outstanding, and GAAP net income per diluted share, on 209 million shares outstanding, compared to $(0.49) on 201 million shares outstanding in fiscal 2023.
	$2.98 Non-GAAP net income per diluted share, on 209 million shares outstanding, compared to $2.03 on 206 million shares outstanding in fiscal 2023.	>1.5M Total customers increased to more than 1.5 million.
To supplement our consolidated financial statements, which are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including billings, non-GAAP gross margin, and non-GAAP net income per share. For a full reconciliation for each non-GAAP financial measure set forth above to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 filed on March 21, 2024 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 7, 2024.

Docusign	Proxy Statement	7

Stockholder Engagement
Overview
Our Board values stockholders’ perspectives, and believes regular engagement with stockholders is a key component of effective corporate governance. In addition to our Annual Meeting each year, we regularly provide stockholders with opportunities to share feedback on topics of interest to them, including our corporate governance, executive and director compensation, and environmental, social and governance (“ESG”) practices through year-round stockholder engagement. Our Investor Relations team also regularly meets with investors, prospective investors, and investment analysts. Meetings can include participation by the Chairperson of our Board (the “Board Chair”) and other directors, our Chief Executive Officer, Chief Financial Officer, or other business leaders, and are often focused on company performance, technology initiatives, and company strategy. We actively participate in investor roadshows, analyst meetings, and investor conferences, and also communicate with stockholders through a range of media, including our annual report and SEC filings, proxy statement, news releases and our website. We believe this active engagement is important to our management and Board for consideration in their decision-making.
Recent Responsive Actions
Docusign has adopted several compensation, disclosure and governance changes in recent years that reflect stockholder feedback, our own review of best practices, and the evolution of our business:

2024

Majority Voting for Director Elections	•Adopted majority voting standard for uncontested director elections
Compensation Program Changes
•Evolved our executive compensation program in response to stockholder feedback, including adopting 60/40 PSU/RSU mix for our CEO and incorporating additional performance metrics to our PSU program.
•See additional program updates and commitments under “Fiscal 2024 Engagement Summary” below

Diversity and Inclusion	•Committed to publish EEO-1 data on an annual basis by the end of fiscal 2025 •Committed to publish inclusive hiring data (women globally and race/ethnicity in U.S.) by the end of fiscal 2026

2023

Compensation Program Changes	•Evolved our executive compensation program in response to stockholder feedback, including adopting 50/50 PSU/RSU mix for senior executives eligible to receive focal equity awards
Enhanced Proxy Disclosures
•Significantly enhanced the readability and presentation of our proxy statement, including our CD&A and disclosure regarding our director nominees (for example, the inclusion of a director skills matrix)
•Began incorporating ESG disclosures into our proxy statement

2022

Board Diversity Disclosure	•Included enhanced Board diversity disclosure in our proxy statement
ESG Disclosure	•Published our first ESG Fact Sheet highlighting key data related to our business

8	Proxy Statement	Docusign

STOCKHOLDER ENGAGEMENT
Fiscal 2024 Engagement Summary
Fall 2023 Outreach in Response to Annual Meeting Results
Approximately 16% of stockholders voted in favor of Docusign's Say on Pay proposal at our 2023 annual meeting of stockholders, a significant decline from approximately 91% support at our 2022 annual meeting. In addition, Cain Hayes, a member of our Compensation and Leadership Development Committee (the “Compensation Committee”), received a 49.8% ‘For’ vote from stockholders. The Board took these voting outcomes seriously. We undertook robust stockholder engagement efforts following our 2023 annual meeting to listen to stockholder perspectives, particularly as they related to our executive compensation practices, to better understand their concerns and the reasoning behind their voting decisions.
As part of our Fall 2023 stockholder engagement program, we reached out to 30 of our largest institutional stockholders representing over 55% of our outstanding shares (based on share ownership reports as of September 2023) to gather their feedback. In response to our outreach, we received feedback from institutional stockholders then representing over 25% of our outstanding shares and held meetings with institutional stockholders representing 15% of our outstanding shares. Members of our Compensation Committee participated in all meetings with our top 10 largest stockholders. Company representatives, including senior members of our investor relations, total rewards, communications and legal teams also participated.
In addition, during fiscal 2024, our management team met with 60% of our 25 largest stockholders and 40% of our 50 largest stockholders to discuss topics ranging from our business and financial outlook and strategic priorities to our product roadmap. Management shared concerns and feedback from these discussions with our Board through regular meetings.
Key Insights from Stockholder Engagement
In these engagement meetings, we discussed a range of topics, including our executive compensation programs, Board composition and leadership structure, corporate governance and our ESG strategy. Our outreach efforts provided us with valuable insight into investors’ priorities and helped inform the Board, particularly the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”), on their subsequent deliberations.
We learned that stockholders who did not support our 2023 Say on Pay proposal were primarily concerned about the magnitude of the sign-on compensation for our then-incoming President and Chief Executive Officer, Mr. Thygesen, including the size of his stockholder value creation (SVC) award, and certain sign-on equity grants with shorter vesting periods which we made to newly hired executive officers. The stockholders who did not support our director nominees voiced concerns with some of our governance policies, including our classified board structure and the voting standard applicable to director elections under our then-current Bylaws.

Docusign	Proxy Statement	9

STOCKHOLDER ENGAGEMENT
The table below outlines some of the specific feedback and topics discussed during our stockholder engagement efforts during 2023, our perspective on those issues, and actions we have taken in response.

Topic	Stockholder Feedback	Our Actions and Perspectives

CEO Pay	•Concerns about magnitude of CEO pay, particularly the stockholder value creation (SVC) award •Questions about the rigor of performance thresholds
•Over 50% of Mr. Thygesen’s sign-on compensation consisted of SVC awards, which are tied directly to long-term, sustained increases to shareholder value. For example, achieving the first threshold stock price of $67.95 represents more than a 20% premium – and achieving the maximum threshold of $316 represents more than a 470% premium – over Docusign’s current share price.[1] No portion of such SVC award has vested as of today.
•Based on feedback from stockholders, we made a commitment to limit similar awards to extraordinary circumstances, and not to grant them while similar existing awards remain unearned.

New Hire RSU Awards	•Concerns about RSU awards with 1-year vesting schedules •Desire for greater disclosure about purpose of one-time awards
•Based on feedback from stockholders, we made commitments to:
◦grant sign-on RSUs with <4 year vesting only when necessary to ‘make whole’ executive hires who are forfeiting equity compensation from their prior employer;
◦provide fulsome disclosure on the rationale for any sign-on RSUs to NEOs that vest in under 4 years; and
◦include a performance component in any future sign-on equity awards to NEOs provided for any reason other than to make the executive whole for near-term equity forfeited as a result of accepting our offer of employment.

Equity Mix; PSU Terms	•Desire to weight performance awards more heavily •Preference for multi-year performance vesting periods for TSR PSUs •Desire to introduce additional metrics into our long-term incentive programs
•Effective for FY24 focal equity awards, we:
◦increased the PSU mix for our CEO to 60% of his total focal equity award (other eligible NEOs continued to receive a 50/50 mix of RSUs and PSUs);
◦extended the measurement and performance periods for our total stockholder return (TSR) PSUs to 3 years; and
◦introduced two additional metrics – subscription revenue growth and free cash flow – which make up half of our PSU program. Earned amounts under these awards vest over a period of 3 years.

Board Structure and Voting	•Concerns about voting standard for director elections and resignation requirements •Preference for declassified board structure
•The Board reviewed peer and market data (considering factors including market capitalization, industry and years since IPO), and discussed considerations related to its current board composition and structure, and determined that maintaining our classified Board structure is appropriate and in the best interests of the Company and our stockholders.
•Based on feedback from stockholders, in March 2024, we adopted changes to our Bylaws to provide for a majority voting standard in uncontested director elections.

1.Based on $55.12, the average closing price of DOCU over the 30 trading days ending on March 31, 2024.

10	Proxy Statement	Docusign

STOCKHOLDER ENGAGEMENT
Compensation Matters
The Committee considers the results of our Say on Pay vote when making decisions regarding the structure and implementation of our executive compensation programs, and believes that the actions and perspectives described above are appropriate and responsive to stockholder feedback. The Committee has also determined that our executive compensation program remains consistent with our compensation philosophy and objectives, and believes that the actions undertaken by the Committee were important in attracting, motivating and retaining executives and creating long-term value for our stockholders. The Committee will continue to review our executive compensation programs at least annually to ensure ongoing alignment with our executive compensation philosophy and the long-term interests of our stockholders.
For more information about our executive compensation program, including details regarding our fiscal 2024 executive compensation, please review “Executive Compensation Discussion and Analysis” further below.
Corporate Governance
During our engagement, we proactively raised with stockholders the voting results for the director nominees at our 2023 annual meeting, including Mr. Hayes’ election with ‘For’ votes from 49.8% of stockholders. We explained that the Board considered this result and Mr. Hayes’ qualifications, and determined that Mr. Hayes’ background and skills—including his operating experience as an executive in large enterprises and industry background in financial services and healthcare—remain highly valuable to the Board as Docusign seeks to scale its business. Stockholders did not raise concerns with Mr. Hayes’ record, tenure on the Board or individual qualifications, but instead provided feedback on executive compensation matters (as discussed above) and Docusign’s corporate governance structure, including our classified board.
In response to concerns from our stockholders regarding director elections and plurality voting, in March 2024, the Board approved changes to our Bylaws to, among other things, provide for a majority voting standard in uncontested elections of members of our Board. Under our majority voting standard, each nominee must receive a majority of votes cast to be elected, which means a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes will have no effect on the nominee’s election. In the event the Company receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions. Incumbent directors who are nominated for election will be required to provide the Board with irrevocable resignations in advance of the annual meeting, and such resignations will become effective upon acceptance by the Board if a director fails to receive a majority of the votes cast for such director’s reelection. A plurality voting standard will continue to apply to contested director elections.

Docusign	Proxy Statement	11

Environmental, Social and Governance (ESG)1
At Docusign, our values are reflected in six pillars: Trust, Customer Focus, Simplicity, Innovation, Unity, and Sustainability. In addition, our mission is to redefine how the world comes together and agrees. As part of this mission, we are committed to building trust and engaging with our employees, customers and the communities in which we live and work in a manner consistent with and in furtherance of our values. We believe this commitment shapes our unique company culture and brings long-term value to our stockholders.

Sustainability We believe that managing the risks and opportunities associated with reducing our environmental footprint contributes to the long-term benefit of our company and our stockholders.	Our Communities We believe that engagement with our communities is an important aspect of our company culture and contributes to the long-term benefit of our company.
Empowering Our Employees
We believe that commitment to our company culture allows us to attract and retain the best talent, which not only aligns with our strategic goals but also provides long-term value for our stockholders.

Governance
We believe that governance is foundational to our business and the success of our employees and customers depends on our ability to manage our business ethically, transparently and responsibly.

For more information on our sustainability initiatives and our ESG Fact Sheet, please see our ESG section at investor.docusign.com.
Sustainability
Environmental sustainability has been an important part of the Docusign story since its inception. At Docusign, we endeavor to promote environmental sustainability throughout our business globally, including our operations, our sourcing practices, and our products. We achieve this by enabling customers to incorporate paperless processes through the use of our products (including our flagship product, eSignature) and also investing directly in organizations that are making a sustainable impact. We believe that managing the risks and opportunities associated with reducing our environmental footprint contributes to the long-term benefit of our company and our stockholders.
We are committed to reducing our own impact on the environment. In March 2022, Docusign announced that it signed onto the Science Based Targets Initiative’s (SBTi) Business Ambition for 1.5°C campaign, which has pursued setting 1.5 degree science-based emissions reduction targets in order to combat climate change. As part of this pledge, Docusign is committing to halving its Scope 1 and 2 carbon emissions from a 2021 baseline by 2030 and reaching science-based net-zero no later than 2050. Docusign has also been carbon neutral certified since 2022.
Additionally, to align and accelerate our sustainability initiatives, all of our executive officers, including our named executive officers, had a component of their incentive compensation plans tied to the achievement of certain company ESG measures, including environmental sustainability measures. Please see the section entitled “Executive Compensation Discussion and Analysis” below for more information on executive compensation and our ESG Modifier.
Lastly, in 2019, we launched the Docusign for Forests™ initiative to help protect and preserve the world’s forests. To date, we have donated over $2.8 million to organizations doing critical work to safeguard the world’s forests.
1    Statements regarding our goals are aspirational and not firm commitments or guarantees that they will be met. Content available at websites and in documents referenced are not incorporated herein and are not part of this proxy statement.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Our Communities
Docusign is dedicated to corporate responsibility and putting our values into action. We believe that this engagement with our communities is an important aspect of our company culture and brings long-term value to our stockholders, while making the world a better place.
Docusign.org
Docusign.org is how we bring the strength of our products, people, and resources together to create stronger communities and a more sustainable planet. In 2018, we began to expand our commitment to social impact when we committed to donating at least $30 million in cash or stock, over the next 10 years, to the Docusign Foundation (formerly called DocuSign IMPACT). As of March 2024, we have contributed over $20 million towards this program commitment. Additionally, we’ve built strong employee engagement programs, a strategic approach to grant making, and a new focus within our impact strategy that drives efficiencies for nonprofits with the our products. We accomplish this through:
•Docusign for Nonprofits: We support thousands of nonprofit organizations with the opportunity to use our products for free or at a discount every year. Docusign solutions help accelerate key business processes for nonprofits, freeing up resources for them to focus on their mission and serve their communities.
•Docusign Impact: We believe in promoting a culture of giving back and community support throughout our organization. Through Docusign Impact, we encourage our employees to take action in their own communities by volunteering and are proud to support their efforts by providing up to 24 hours of paid time off a year for volunteering. To date, our employees have volunteered over 100,000 hours collectively. Additionally, we match funds donated by our employees to qualifying nonprofits.
•Docusign Foundation: Our corporate philanthropy program enables climate action, ecosystem protection, and local impact through grant funding. To date, we have partnered with organizations including the Forest Stewardship Council, Jane Goodall Legacy Foundation, Rainforest Trust and The Nature Conservancy to name just a few.
Empowering Our Employees
We believe in empowering employees to do challenging and meaningful work in an environment where each employee can be heard, exchange ideas openly, learn new skills and build lasting relationships. We are a global and talent centric organization with an increasingly international footprint that believes in the importance of creating an inclusive culture that aligns with our company values. We believe this commitment to our company culture allows us to attract and retain the best talent, which aligns with our strategic goals while also promoting long-term value for our stockholders.
As of January 31, 2024, we had 6,840 employees, of which approximately 67% were based in the U.S. and the remainder in international locations.
Compensation and Benefits
Our compensation programs are designed to recruit, reward and retain talented individuals who possess the skills necessary to support our business, contribute to our strategic goals and create long-term value for our stockholders. We aim to provide employees with competitive compensation packages that include base salary, bonus or commission plan and equity awards tied to the value of our stock.
We also provide a range of competitive health, savings, retirement, time-off and wellness benefits for our employees, which vary based on local regulations and norms. These benefits include up to six months of paid parental leave in the U.S., wellness reimbursement programs and employee assistance programs.
Diversity, Equity and Inclusion
We believe that having diverse teams working in an inclusive environment will help us achieve better results across our business, including product innovation, customer experience and employee success. To further this commitment to recruiting and retaining a diverse workforce, we announced the appointment of Iesha Berry as our first Chief Diversity and Engagement Officer in March 2022, and in 2023, we launched our Act, Include, Mobilize global diversity, equity, and inclusion (“DEI”) strategy along with DEI business plans and metrics for all Docusign functions.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE
The key pillars to our diversity, equity, and inclusion strategy include:
•Pipeline: We seek to increase the diversity of individual candidates applying to help us develop our products and our business.
•Candidate Experience: We have developed specialized interview training in which employees learn how to implement bias interrupters and understand the importance of building diverse candidate slates and interviewer panels.
•Education: Through management training, speaker series and online learning, we are actively raising awareness, cultivating an inclusive culture and building practical skills for mitigating bias.
•Community: Our Employee Resource Groups (“ERGs”) serve as culture carriers and provide employees a way for colleagues to connect, network and build cross team collaboration. Through our ERG program, employees can participate in personal and professional learning and development and give back to the community through volunteering, donation drives and awareness campaigns. ERG membership reached 35% as of January 1, 2024, up from 17% as of January 31, 2023.
•Transparency: We publish employee diversity information by gender and race/ethnicity on our website to promote accountability and underscore our commitment to diversity. To further exemplify our commitment to transparency and activate our global DEI strategy, in September 2023, we launched our first ever DEI and Experience Report internally, measuring our progress on strategy, programs and company metrics.
Recognition
We are honored to be recognized by organizations and media for our innovation and for our efforts to be a great place to work. In fiscal 2024 and 2023, we were named by Newsweek as one of America’s Greatest Workplaces for Women. Additionally, during fiscal 2023, we were recognized as one of the World’s Best Employers and World’s Top Female-Friendly Companies by Forbes and were also listed as one of America’s Greatest Workplaces for Diversity by Newsweek.
Governance
Corporate Governance
Effective governance is foundational to our ESG programs and we work actively with our Board on our ESG initiatives. Our Board oversees our ESG programs and assesses risk oversight over our initiatives. For further information, please see the later sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight”.
We understand that our employees’ and customers’ success depends in part on our ability to manage our business ethically, transparently and responsibly. Our Code of Conduct is publicly available and, together with other internal policies, sets standards for the way we do business and clearly communicates our values and expectations. Our Code of Conduct also describes our commitment to ethical business practices, including our human rights policy, our policies against human trafficking and modern slavery, and (in conjunction with our Global Gift and Anti-Corruption Policy) our adherence to global anti-corruption laws. Our Corporate Governance Guidelines, which detail our corporate governance practices with respect to our Board and committees of the Board, are reviewed periodically by our Nominating and Corporate Governance Committee and are also publicly available.
For more information about our corporate governance practices, please visit investor.docusign.com.
Commitment to Trust and Security
One of Docusign’s core values is Trust. Businesses around the globe rely on Docusign products for some of their most sensitive and time-critical transactions, and we are committed to maintaining the secure, compliant and available environment our customers have come to trust.
•Cybersecurity. We have a dedicated global information security team comprised of trained cybersecurity professionals who work to protect Docusign’s services, networks and other IT assets. We also invest in threat intelligence in order to enhance our proactive monitoring programs.

14	Proxy Statement	Docusign

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
•Privacy. Docusign’s strong emphasis on privacy is embedded in our culture. We take the protection and use of personal data seriously and have a commitment to being transparent on how we use data and process our customers’ data. We support that commitment with a dedicated global team of privacy professionals who support privacy compliance within the Company, training (including mandatory training on data privacy and cybersecurity), and employing privacy-by-default and privacy-by-design practices in our product design as well as across our business operations. We also operate in accordance with our binding corporate rules, standard contractual clauses, and other cross-border data transfer frameworks to support our privacy commitments to users and customers.
•Compliance. Docusign adheres to some of the most stringent U.S., EU, and global security standards. Our commitment to and significant ongoing investment toward protecting customer data extends to all of Docusign’s operating environments.
To learn more about our security, privacy and system performance, please visit www.docusign.com/trust.

Docusign	Proxy Statement	15

Directors and Corporate Governance
Board Overview and Highlights
The following table sets forth information as of April 1, 2024 with respect to our directors who we expect to continue in office after the 2024 Annual Meeting, including the three nominees standing for election at this Annual Meeting:

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee(1)	Nominating Committee(2)

Class I Directors - Continuing in Office until the 2025 Annual Meeting
Teresa Briggs	63	May 2020	Yes	●
Blake J. Irving	64	August 2018	Yes		●	●
Daniel D. Springer	60	January 2017	No
Anna Marrs	50	June 2023	Yes	●
Class II Directors - Continuing in Office until the 2026 Annual Meeting
James Beer	63	August 2020	Yes	●
Cain A. Hayes	54	December 2020	Yes		●
Allan Thygesen*	61	October 2022	No
Class III Directors - Nominees for Election at the Current Annual Meeting
Enrique Salem	58	August 2013	Yes	●
Peter Solvik	65	March 2006	Yes		●	●
Maggie Wilderotter**	69	March 2018	Yes
* President and CEO of Docusign ** Board Chair ● = Committee Chair ● = Member
1.Formally named the Compensation and Leadership Development Committee (the “Compensation Committee”)
2.Formally named the Nominating and Corporate Governance Committee (the “Nominating Committee”)

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DIRECTORS AND CORPORATE GOVERNANCE
Director Skills Matrix
Docusign is governed by a Board consisting of a highly experienced group of directors with diverse skills and backgrounds. This diversity of skills enables the Board to provide guidance to the Company from a multi-faceted and nuanced perspective. Our Board considers many skills and qualifications that our nominees and directors can bring to the Company, including:

Skill/Knowledge	Beer	Briggs	Hayes	Irving	Marrs	Salem	Solvik	Springer	Thygesen	Wilderotter

Senior Leadership	●	●	●	●	●	●	●	●	●	●
Finance	●	●	●	●	●	●				●
Public Board Member	●	●		●		●	●		●	●
Tech Industry Senior Executive	●			●		●	●	●	●	●
Vertical Industry Senior Executive		●	●		●
Government or Non-profit			●
Information or Cybersecurity	●	●	●			●	●			●
Risk Management	●	●	●		●
Corporate Governance		●	●			●	●			●
Marketing				●	●	●		●	●
Product / Engineering				●		●
Operational			●	●	●	●	●	●	●	●
Board Tenure and Diversity
Our Nominating and Corporate Governance Committee (the “Nominating Committee”) endeavors to evaluate, propose and approve director candidates with relevant business experience, diverse backgrounds and experiences, as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating Committee may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to the Board composition, including characteristics such as gender, race, and national origin.

Docusign	Proxy Statement	17

DIRECTORS AND CORPORATE GOVERNANCE
During fiscal 2024, under the leadership of the Chair of our Nominating Committee, Pete Solvik, we recruited our newest director, Anna Marrs. Following the recommendation of the Nominating Committee, the Board appointed Ms. Marrs to serve as a director of the Company and as a member of the Audit Committee, effective June 4, 2023. For more information regarding Ms. Marrs, please see the section entitled “Director Biographies” below.

Tenure
We believe that diverse teams can achieve better business results for all of our stakeholders. By focusing on building diverse, inclusive teams across every level and within each department, we hope to create an environment where everyone can contribute to our success. Our commitment to diversity is reflected in the composition of our Board as shown below as of April 1, 2024.

Race or Ethnicity	Gender
Nasdaq Board Diversity Matrix
Additionally, as a Nasdaq-listed company, we are required annually to publicly disclose certain demographic and gender statistics for our Board. Please see the Board Diversity Matrix below. The diversity matrix of our Board for fiscal 2023 is available in our proxy statement for the 2023 annual meeting of stockholders, filed with the SEC on April 18, 2023.

Board Diversity Matrix (As of March 31, 2024)

Board Size: 10
Part I: Gender	Male	Female	Non-Binary	Undisclosed
Number of Directors	7	3	—	—
Part II: Number of directors who identify in any of the categories below
African American or Black	1	—	—	—
Hispanic or Latinx	1	—	—	—
White	5	3	—	—

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DIRECTORS AND CORPORATE GOVERNANCE
Director Biographies
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
CLASS III DIRECTORS (Nominees for Election at the 2024 Annual Meeting)

Enrique Salem has served on our Board since August 2013. Since July 2014, Mr. Salem has been a Partner at Bain Capital Ventures, a venture capital firm. Prior to Bain Capital, Mr. Salem served as President, Chief Executive Officer, and Chief Operating Officer, at Symantec Corp, now known as Gen Digital, Inc., a cybersecurity company. Mr. Salem currently serves on the board of directors of Atlassian Corporation Plc, an enterprise software company. Mr. Salem previously served on the boards of directors of ForeScout Technologies, Inc., a network security software company, and FireEye, Inc., an enterprise cybersecurity company. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.
We believe that Mr. Salem possesses specific attributes that qualify him to serve as a member of the Board, including his substantial board experience in addition to his cybersecurity, investment, management and senior leadership experience at technology companies.

Enrique Salem Age | 58 Director Since | August 2013 Committees | Audit

Peter Solvik has served on our Board since March 2006. Since 2011, Mr. Solvik has been a Managing Director at Jackson Square Ventures, a venture capital firm. Since 2002, Mr. Solvik has been a Managing Director at Sigma Partners, a venture capital firm. Previously, Mr. Solvik served as Senior Vice President at Cisco Systems, Inc., an information technology and networking company. Mr. Solvik holds a B.S. in Business Administration from the University of Illinois Gies College of Business.
We believe that Mr. Solvik possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience investing in and serving in senior leadership positions at technology companies.

Peter Solvik Age | 65 Director Since | March 2006 Committees | Compensation and Nominating

Maggie Wilderotter has served on our Board since March 2018 and as Board Chair since January 2019. From June 2022 to October 2022, Ms. Wilderotter served as our interim President and Chief Executive Officer. Since August 2016, Ms. Wilderotter has been co-owner of Wilderotter Vineyards. She previously served in various senior and management roles at Frontier Communications Corp., a telecommunications company, including as President and Chief Executive Officer. Ms. Wilderotter currently serves on the public boards of directors of Costco Wholesale Corp., a wholesale retailer, and Sana Biotechnologies, a biotechnology company. She also serves on private boards of directors for Tanium, Inc. a cybersecurity company and Sonoma Biotherapeutics, a gene therapy company. Ms. Wilderotter previously served on the boards of directors of Lyft, Inc., a ride-sharing service company; Hewlett Packard Enterprise Co., a technology company; Frontier Communications Corp.; Xerox Corp; DreamWorks Animation SKG Inc., an entertainment company; The Procter & Gamble Company, a consumer products company; Juno Therapeutics, Inc., a biopharmaceutical company; and Cadence Design Systems, an electronic design automation software and engineering services company. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross.
We believe that Ms. Wilderotter possesses specific skills and attributes that qualify her to serve as a member of the Board and as our Board Chair, including her significant public company leadership experience as both a board member and an officer, as well as her broad-ranging corporate experience, including senior leadership positions in the areas of marketing and technology.

Maggie Wilderotter Age | 69 Director Since | March 2018 Committees | none Board Chair

Docusign	Proxy Statement	19

DIRECTORS AND CORPORATE GOVERNANCE
CLASS I DIRECTORS

Teresa Briggs has served on our Board since May 2020. From June 2013 to August 2019, Ms. Briggs served as Vice Chair & West Region Managing Partner of Deloitte LLP and from June 2011 to August 2019 as Managing Partner, San Francisco. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. Ms. Briggs currently serves on the boards of directors of ServiceNow, Inc., a provider of software-as-a-service for managing businesses’ digital workflows; Snowflake Inc., a cloud-based data management company; and Warby Parker Inc., an eyeglasses brand company. Ms. Briggs previously served on the boards of directors of VG Acquisition Corp, a special purpose acquisition company and Deloitte USA LLP. Ms. Briggs is a CPA and holds a B.S. in Accounting from the University of Arizona, Eller College of Management.
We believe that Ms. Briggs possesses specific attributes that qualify her to serve as a member of the Board, including her extensive finance and audit background and board governance experience.

Teresa Briggs Age | 63 Director Since | May 2020 Committees | Audit

Blake J. Irving has served on our Board since August 2018. From January 2013 to January 2018, Mr. Irving served as the Chief Executive Officer of GoDaddy, Inc., a domain registrar and web hosting company. Mr. Irving previously served as the Executive Vice President and the Chief Product Officer at Yahoo! Inc., a web services provider; Professor in the M.B.A. program at Pepperdine University; and in various senior and management roles at Microsoft Corporation, a multinational technology company, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving currently serves on the boards of directors of Autodesk Inc., a software company, and ZipRecruiter, Inc. Mr. Irving previously served on the board of directors of GoDaddy Inc. Mr. Irving holds a B.A. in Fine Arts from San Diego State University and an M.B.A. from Pepperdine University.
We believe that Mr. Irving possesses specific attributes that qualify him to serve as a member of the Board, including his significant public company leadership experience in the operations of large, complex companies.

Blake J. Irving Age | 64 Director Since | August 2018 Committees | Compensation and Nominating

Daniel D. Springer previously served as our President and Chief Executive Officer from January 2017 to June 2022 and has served on our Board since January 2017. From May 2015 to January 2017, Mr. Springer served as an Operating Partner at Advent International Corp, a private equity investment firm. Prior to Advent International Corp., Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Prior to joining Responsys, Inc., Mr. Springer served as the Managing Director of Modem Media, Inc., a marketing strategy and services firm; Chief Executive Officer of Telleo, Inc., an internet services company; and Chief Marketing Officer of NextCard, Inc., a consumer credit company. Mr. Springer currently serves on the boards of directors of UI Path, a software company, and the Boys and Girls Club of San Francisco. Mr. Springer previously served on the board of directors of YuMe Inc., a digital advertising company. Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.
We believe that Mr. Springer possesses specific attributes that qualify him to serve as a member of the Board, including his former service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Daniel D. Springer Age | 60 Director Since | January 2017 Committees | none

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DIRECTORS AND CORPORATE GOVERNANCE

Anna Marrs has served on our Board since June 2023. Since September 2018, Ms. Marrs has held positions of increasing responsibility at American Express, most recently as Group President of Global Commercial Services and Credit & Fraud Risk since April 2021, and previously as President, Global Commercial Services. Since September 2018, Ms. Marrs has also served as a member of American Express's Executive Committee. Prior to American Express, Ms. Marrs served as Regional CEO for Standard Charter's ASEAN and South Asia groups. Prior to Standard Charter, Ms. Marrs was a partner in McKinsey & Company's Banking Practice based in London. Ms. Marrs holds a B.A. from Northwestern University and an M.B.A. from London School of Business.
We believe that Ms. Marrs possesses specific attributes that qualify her to serve as a member of the Board, including her extensive finance and audit background experience.

Anna Marrs Age | 50 Director Since | June 2023 Committees | Audit
CLASS II DIRECTORS

James Beer has served on our Board since August 2020. From February 2018 to June 2022, Mr. Beer served as Chief Financial Officer of Atlassian Corporation, an enterprise software company. From September 2013 to December 2017, Mr. Beer served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Prior to McKesson Corporation, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation, now known as Gen Digital, a cybersecurity company, where he managed the worldwide finance organization. Prior to his work at Symantec, Mr. Beer served as Chief Financial Officer of AMR Corp. and American Airlines Group Inc., AMR’s principal subsidiary. Mr. Beer currently serves on the board of directors of Alaska Air Group, parent company of Alaska Airlines. Mr. Beer previously served on the board of directors of ForeScout Technologies, Inc., a network security software company. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University, and an M.B.A. from Harvard University.
We believe that Mr. Beer possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in corporate finance and with public technology companies.

James Beer Age | 63 Director Since | August 2020 Committees | Audit

Cain A. Hayes has served on our Board since December 2020. Since July 2021, Mr. Hayes has served as chief executive officer of Point32Health, a leading health and well-being organization that includes Harvard Pilgrim Health Care and Tufts Health Plan. From November 2018 to June 2021, Mr. Hayes served as President and Chief Executive Officer of Gateway Health Plan, a leading managed care organization. From April 2017 to November 2018, Mr. Hayes served as President and Chief Operating Officer of the Health Business for Blue Cross and Blue Shield of Minnesota, a Minnesota health plan organization. From November 2010 to March 2017, Mr. Hayes held a variety of senior executive leadership roles at Aetna, a managed care company, including President of National Accounts. Prior to Aetna, Mr. Hayes held senior executive roles at Nationwide Insurance and Principal Financial Group. Mr. Hayes holds a B.S. in Business Administration from Drake University, and an M.B.A. from Webster University. In addition, he has earned the Certified Employee Benefit Specialist (CEBS) designation from The Wharton School, University of Pennsylvania.
We believe that Mr. Hayes possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in managing and growing large complex organizations, and his experience in the financial services and healthcare industries, which are key market segments for Docusign.

Cain A. Hayes Age | 54 Director Since | December 2020 Committees | Compensation

Docusign	Proxy Statement	21

DIRECTORS AND CORPORATE GOVERNANCE

Allan Thygesen has served as our Chief Executive Officer, President and member of our Board since October 2022. Mr. Thygesen served as President, Americas & Global Partners at Google Inc. (a subsidiary of Alphabet Inc.) from June 2021 to October 2022, as President, Americas from February 2017 to May 2021, as President, Google Marketing Solutions from September 2014 to February 2017, and as Vice President, Global SMB Sales and Operations from September 2011 to September 2014. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, enterprise software, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999. He also served as a lecturer at the Stanford Graduate School of Business from 2014 to 2021. Mr. Thygesen currently serves on the board of directors of RingCentral, Inc., which is expected to conclude in May 2024, and starting March 2024, he joined the Board of A.P. Moller-Maersk. Mr. Thygesen has also served on the boards of directors of various private companies. Mr. Thygesen holds an M.Sc. in Economics from the University of Copenhagen and an M.B.A. from Stanford University.
We believe that Mr. Thygesen possesses specific attributes that qualify him to serve as a member of the Board, including his service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Allan Thygesen Age | 61 Director Since | October 2022 Committees | none
Director Independence
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq’s listing rules and requirements, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mses. Briggs, Marrs, and Wilderotter and Messrs. Beer, Hayes, Irving, Salem and Solvik, representing eight of our ten directors, are “independent directors” as defined under current rules and regulations of the SEC and Nasdaq listing standards. In determining that Ms. Wilderotter is independent, the Board considered her former service as interim President and Chief Executive Officer, as well as the compensation received in connection with such service, and determined that such service and compensation does not interfere with her exercise of independent judgment in carrying out the responsibilities of a director. The ninth, Mr. Thygesen, currently serves as our President and Chief Executive Officer, and the tenth, Mr. Springer, previously served as our President and Chief Executive Officer until June 2022. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described in the section entitled “Transactions with Related Persons.”

22	Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
The Board has an independent Board Chair, Ms. Wilderotter, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole.
Board Meetings
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board held 26 meetings during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is our policy to encourage our directors and nominees for director to attend our annual meeting of stockholders. All of our continuing directors and nominees attended the 2023 Annual Meeting of Stockholders.
Board Committees and Responsibilities
Our Board has established an Audit Committee, a Compensation and Leadership Development Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating Committee”). From time to time, our Board may establish other committees to facilitate the management of our business. In 2020, the Board established an M&A and Investments Committee to facilitate the review and approval of certain acquisitions and investment opportunities, and to provide additional long-term oversight over the effectiveness of completed transactions. The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing standards. Copies of the charters of our Audit Committee, Compensation Committee and Nominating Committee are posted on our website at investor.docusign.com. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
For additional detail regarding the Board oversight of risk management and ESG specifically, please see the sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight.”

Docusign	Proxy Statement	23

DIRECTORS AND CORPORATE GOVERNANCE

Audit Committee
The Audit Committee oversees our corporate accounting and financial reporting processes, audits of our financial statements, and risk assessment and risk management practices.
The principal duties and responsibilities of our audit committee include, among other things:
01helping our Board oversee the Company’s corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and the integrity of the Company’s financial statements;
02managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firm engaged as the Company’s independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services and for performing any non-audit services for which the Company may engage the auditor;
03reviewing any reports or disclosures required by applicable rules and regulations of the SEC and applicable Nasdaq rules, regulations and listing requirements, or such other stock exchange on which any of the Company’s capital stock is then listed;
04overseeing the organization and performance of the Company’s internal audit function;
05overseeing the Company’s risk assessment and risk management practices and policies, including with respect to cybersecurity risk;
06helping our Board oversee the Company’s legal and regulatory compliance;
07providing regular reports and information to the Board with respect to material issues within the scope of its responsibilities; and
08assisting with any additional duties and responsibilities that the Board mandates.

Members:
Teresa Briggs (Chair)
James Beer
Enrique Salem
Anna Marrs
Meetings held in FY24: 5
Committee Report:

All Committee members are independent and each member is determined to be an “audit committee financial expert,” as defined in applicable SEC rules and “financially sophisticated” as defined in applicable Nasdaq rules.

The Board has determined that each member of the Audit Committee is independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards), and qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these directors’ levels of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for public reporting companies.

24	Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee
The primary purpose of the Compensation Committee of the Board is to discharge the responsibilities of our Board to oversee our compensation and human capital management policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
The principal duties and responsibilities of our Compensation Committee include, among other things:
01acting on behalf of the Board, pursuant to delegated authority, in order to oversee the Company’s compensation policies, plans and programs and review and determine the compensation to be paid to the Company’s executive officers and directors or recommend the same to the Board for approval;
02reviewing and discussing with management the Company’s disclosures contained under the caption “Executive Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;
03preparing and reviewing the Compensation Committee report on executive compensation included in the Company’s annual proxy statement (and incorporated by reference in the Company’s Form 10-K) in accordance with applicable rules and regulations of the SEC in effect from time to time;
04reviewing the Company’s strategy and policies relating to human capital management, including leadership development and succession planning for the Company’s Chief Executive Officer and other members of senior management;
05reviewing, approving, and providing oversight of any compensation recoupment, or clawback; and
06performing the other responsibilities set forth in its charter as in effect from time to time.

Members: Blake Irving (Chair) Cain Hayes Peter Solvik Meetings held in FY24: 7 Committee Report: Page 91 All Committee members are independent.
The Board has determined each member of the Compensation Committee is independent under Nasdaq listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Docusign	Proxy Statement	25

DIRECTORS AND CORPORATE GOVERNANCE

Nominating Committee
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending for selection by the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and reviewing and recommending any amendments to our Corporate Governance Guidelines.
The Nominating Committee’s responsibilities include, among other things:
01overseeing all aspects of the Company’s corporate governance functions on behalf of our Board;
02making recommendations to our Board regarding corporate governance issues;
03periodically reviewing and recommending, as appropriate, desired Board qualifications, expertise, diversity and experience, including experience in technology, finance, management, corporate governance or any other areas the Nominating Committee expects to contribute to an effective Board;
04identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board;
05serving as a focal point for communication between such candidates, non-committee directors and the Company’s management;
06reviewing and evaluating incumbent directors;
07recommending that the Board select nominees for election or appointment to the Board; and
08making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

Members: Peter Solvik (Chair) Blake Irving Meetings held in FY24: 5 All Committee members are independent.
Evaluation of Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically also considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

26	Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o Docusign, Inc., 221 Main Street, Suite 1550 San Francisco, California 94105, Attn: Corporate Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our Bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process, including strategic, financial, business, operational, cybersecurity, environmental, legal, regulatory and reputational risks and, more recently, inflation, interest rate increases, and regional or global conflicts, among others. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the independent Board Chair, majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Board as a whole, through the Audit Committee (with respect to financial risk exposures and other areas within its oversight), and through its other standing committees that address risks inherent in their respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is then the responsibility of the committee chairs to report findings regarding material risk exposures to the Board, as appropriate. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk and mitigations appropriate for the Company.

Committee	Areas of Focus

Audit Committee
•Considers and discusses any major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
•Oversees risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks.
•Monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Nominating & Corporate Governance Committee	•Oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning.
Compensation & Leadership Development Committee	•Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Docusign	Proxy Statement	27

DIRECTORS AND CORPORATE GOVERNANCE
Cybersecurity Risk Oversight
Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security, and have defined procedures for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our Board, Audit Committee, and management. Accordingly, our management team provides regular cybersecurity updates to our Board and regular updates on cyber risk management to the Audit Committee. We also maintain information security risk insurance coverage. For more information about the Company’s cybersecurity risk management and strategy, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, filed with the SEC on March 21, 2024.
ESG Oversight
We are dedicated to making our business a positive force for our customers, employees, communities and environment. As a company whose products contribute to a more sustainable future by reducing paper and other waste, environmental and social responsibility is a tenet of our company culture as we believe it provides long-term value to our company and our stockholders. Accordingly, we have adopted several initiatives and strategies that reflect our core values and commitment to upholding our corporate responsibilities. Our Board has overall responsibility for overseeing ESG matters impacting our business, assisted by our Nominating Committee. Additionally, all of our Board committees also consider and address ESG matters affecting their areas of responsibility, and periodically report to the full Board with respect to (and may make recommendations regarding) those matters, as summarized below.

Audit Committee	Nominating Committee	Compensation Committee

Supporting ESG oversight role, focusing on:	Central ESG oversight role, focusing on:	Supporting ESG oversight role, focusing on:

•ethical compliance •risk oversight relating to ESG initiatives and disclosure controls and procedures	•social responsibility •environmental impact & sustainability •governance, director succession, Board refreshment & diversity	•executive compensation •pay equity •diversity, equity & inclusion •human capital management •leadership development & executive succession
Full Board maintains overall responsibility for ESG oversight & risk oversight
For more information on our ESG-related programs and initiatives, see the section entitled “Environmental, Social and Governance (ESG)” or our investor relations website at investor.docusign.com under the heading “ESG.”

28	Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Principles
Our Board is committed to high standards for stewardship, accountability and effective corporate governance, and we believe our governance policies and practices align with the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”) as described below:

ISG Principle	Docusign Governance Policy or Practice

Principle 1: Boards are accountable to stockholders	•Majority voting in uncontested director elections & director resignation policy •Proxy access on market terms •Extensive disclosure of our corporate governance practices
Principle 2: Stockholders should be entitled to voting rights in proportion to their economic interest.	•Each stockholder entitled to one vote per share (no dual class structure)
Principle 3: Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•Year-round stockholder engagement program, with director participation as appropriate and feedback reported directly to the Board
•Board responsive to stockholder feedback, including on our Board structure and composition, ESG disclosures, executive compensation and director election standards
•All directors participated in our 2023 Annual Meeting and were available to respond to stockholder questions

Principle 4: Boards should have a strong, independent leadership structure.
•Independent Board Chair with robust authority selected by the independent directors
•Non-management directors meet regularly in executive session
•Fully independent Audit, Compensation and Nominating Committees (with independent chairs)

Principle 5: Boards should adopt structures and practices that enhance their effectiveness.
•80% of our directors are independent, with diverse backgrounds, skills and experiences
•Annual Board and committee self-evaluation program
•Consistent track record of open dialogue between Board and various levels of management

Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives
•A portion of senior executive compensation is tied to ESG measures

Docusign	Proxy Statement	29

Communications and Policies
Communications with Our Board of Directors
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board of Directors or the individual director, care of our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, CA 94105. The communication should indicate that it contains a stockholder or interested party communication. Our Chief Legal Officer or his or her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair. Abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
Code of Business Conduct and Ethics
We currently have a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at investor.docusign.com. The Audit Committee is responsible for reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and regulations, including the Code of Conduct. We intend to disclose on our website at investor.docusign.com any amendments to the Code of Conduct, or any waivers of its requirements for directors and executive officers, as required by applicable law or Nasdaq listing standards. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines in order to ensure that the Board can effectively review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are intended to align the interests of directors and management with those of the Company’s stockholders, and are reviewed regularly, including during fiscal 2024, to ensure continued alignment of interests and consistency with best market practices. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.docusign.com.

30	Proxy Statement	Docusign

Director Compensation
Non-Employee Director Compensation Policy
The Compensation Committee, after considering the information, analysis and recommendations provided by Compensia, its independent compensation consultant, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Compensation Peer Group”), evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board when appropriate. All compensation for non-employee directors is made pursuant to our Non-Employee Director Compensation Policy, which our Compensation Committee reviews annually. On August 29, 2023, following such an evaluation and analysis, the Compensation Committee recommended to our Board, and our Board approved, an amendment and restatement of our Non-Employee Director Compensation Policy, increasing the annual compensation for non-employee directors. Additionally, our 2018 Equity Incentive Plan limits the maximum number of shares of our common stock subject to an equity award that may be granted during any single year to any non-employee director, taken together with any cash fees paid for Board service during such year, to no more than $600,000 in total value.
For fiscal 2024, annual compensation for non-employee directors consisted of:

Board Fees(1)	Fiscal Year 2024

Cash Retainer	$46,500
Annual Restricted Stock Unit Awards for Continuing Directors(2):	Equal to $225,000(4) divided by the closing price of our common stock on the grant date
Initial Restricted Stock Unit Awards for New Directors(3):	Equal to $500,000 divided by the closing price of our common stock on the grant date

Committees and Non-Employee Chair Fees

Board Chair(5)	$102,500
Lead Independent Director(5)	$102,500
Audit Committee Chair	$30,000
Compensation Committee Chair	$22,500
Nominating Committee Chair	$12,200
Non-chair Audit Committee Member	$15,000
Non-chair Compensation Committee Member	$11,400
Non-chair Nominating Committee Member	$6,000
1.All cash compensation to directors is paid in quarterly installments in arrears following each fiscal quarter, pro-rated for any partial service.
2.The annual restricted stock unit (“RSU”) awards are granted annually on the date of our annual meeting of stockholders and generally vest in four equal quarterly installments, with the fourth installment vesting on the earlier of the next annual meeting or the one-year anniversary of the date of grant. All annual grants will vest in full upon a change in control transaction.
3.Each new non-employee director receives an RSU grant upon joining the Board. The restricted stock unit awards vest over three years in equal quarterly installments. All initial grants will vest in full upon a change in control transaction.
4.Per our amended Non-Employee Director Compensation Policy, this amount is set at $250,000 starting in fiscal 2025.
5.The fee is only paid to a non-employee Board Chair or Lead Independent Director, as applicable, and is in lieu of the base cash retainer fee of $46,500.

Docusign	Proxy Statement	31

DIRECTOR COMPENSATION
Non-Employee Director Compensation - Fiscal 2024
The following table provides information regarding total compensation, in accordance with our non-employee director compensation policy, for our non-employee directors for their service in the fiscal year ended January 31, 2024.

Name(1)	Fees Earned and Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

James Beer	56,308	224,980	281,288
Teresa Briggs	69,865	224,980	294,845
Cain A. Hayes	52,765	224,980	277,745
Blake J. Irving	68,077	224,980	293,057
Anna Marrs (3)	38,332	499,989	538,321
Enrique Salem	56,308	224,980	281,288
Peter Solvik	63,666	224,980	288,646
Daniel Springer	42,750	224,980	267,730
Maggie Wilderotter	95,288	224,980	320,268
1.Mr. Thygesen did not receive any compensation for his service as a director. Please see the section entitled “Summary Compensation Table” for a summary of payments made to Mr. Thygesen.
2.The amounts reflect the full grant date fair value for awards granted during fiscal 2024. The grant date fair value was computed in accordance with Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, for the valuation assumptions and other related information. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
3.Ms. Marrs was appointed to serve as a director of the Company, effective June 4, 2023. Ms. Marrs received an initial grant of RSU awards for commencing her service and cash compensation, pro-rated, for her service as director commencing June 4, 2023, as set forth in the above table.

32	Proxy Statement	Docusign

DIRECTOR COMPENSATION
The following table provides information regarding the number of shares subject to outstanding RSU awards held by each director as of January 31, 2024 and granted in accordance with our Non-Employee Director Compensation Policy described above, except as noted below.

Name	Shares Subject to Outstanding RSU Awards	Shares Subject to Outstanding Options

James Beer	1,995	—
Teresa Briggs	1,995	—
Cain A. Hayes	1,995	—
Blake J. Irving	1,995	—
Anna Marrs(1)	7,250	—
Enrique Salem	1,995	10,000
Peter Solvik	1,995	—
Daniel Springer(2)	56,674	1,132,686
Maggie Wilderotter	1,995	3,000
1.Ms. Marrs was appointed to serve as a director of the Company, effective June 4, 2023.
2.Mr. Springer served as President and CEO until June 2022, and currently serves as a director. The number of Outstanding RSU Awards represents 1,995 in outstanding RSU awards for his service as a non-employee director during fiscal 2024, with the remainder representing outstanding RSU awards he was awarded during his service as President and CEO. The number of Shares Subject to Outstanding Options represents options he was awarded during his service as President and CEO.

Docusign	Proxy Statement	33

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers and current directors and executive officers as a group, the information in the table is as of March 15, 2024 and for other stockholders, the information is as of December 31, 2023 based on their filings with the SEC.
Except as set forth below, the address of each stockholder listed in the following table is Docusign, Inc., 221 Main St., Suite 1550, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership for our directors and executive officers in the following table is based on 206,343,840 shares of our common stock outstanding as of March 15, 2024, plus, as applicable, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.

Name and Address of Beneficial Owner	Number of Shares	(%)

The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, PA 19355	21,399,690	10.37
BlackRock, Inc.(2) 55 East 52nd Street, New York, New York 10055	13,313,586	6.45
Directors and Named Executive Officers

James Beer(3)	15,189	*
Teresa Briggs(4)	7,166	*
Cain A. Hayes(5)	8,527	*
Blake J. Irving(6)	18,903	*
Anna Marrs(7)	2,900	*
Enrique Salem(8)	170,128	*
Peter Solvik(9)	249,052	*
Daniel D. Springer(10)	2,346,444	1.13
Maggie Wilderotter(11)	56,342	*
Robert Chatwani(12)	152,996	*
Cynthia Gaylor	85,419	*
Blake Grayson(13)	51,210	*
Stephen Shute(14)	82,770	*
Inhi Cho Suh	92,671	*
Allan Thygesen(15)	217,130	*
Current Directors and Executive Officers as a Group (14 Persons)(16)	3,447,543	1.66
*    Represents beneficial ownership of less than one percent.

34	Proxy Statement	Docusign

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
1.Based upon a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group reported that it has no sole voting power, sole dispositive power with respect to 20,931,400 shares of common stock, shared voting power of 151,101 shares of common stock and shared dispositive power of 468,290 shares of common stock.
2.Based upon a Schedule 13G/A filed with the SEC on January 29, 2024 by BlackRock, Inc., on behalf of itself, BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc. reported that it has sole voting power with respect to 12,009,334 shares of common stock, sole dispositive power with respect to 13,313,586 shares of common stock, and no shared voting or shared dispositive power.
3.Includes (i) 5,543 shares of common stock held indirectly by Mr. Beer in trust and (ii) 997 RSUs that vest within 60 days of March 15, 2024.
4.Includes 997 RSUs that vest within 60 days of March 15, 2024.
5.Includes 997 RSUs that vest within 60 days of March 15, 2024.
6.Includes 997 RSUs that vest within 60 days of March 15, 2024.
7.Includes 725 RSUs that vest within 60 days of March 15, 2024.
8.Includes (i) options exercisable for 10,000 shares of common stock within 60 days of March 15, 2024 and (ii) 997 RSUs that vest within 60 days of March 15, 2024.
9.Includes (i) 232,272 shares of common stock held indirectly by Mr. Solvik in trust, in children’s trusts, in family partnership and by spouse and (ii) 997 RSUs that vest within 60 days of March 15, 2024.
10.Includes (i) options exercisable for 1,132,686 shares of common stock within 60 days of March 15, 2024; (ii) 12,036 RSUs that vest within 60 days of March 15, 2024; and (iii) 139,825 shares of common stock held indirectly by Mr. Springer in trust.
11.Includes (i) options exercisable for 3,000 shares of common stock within 60 days of March 15, 2024 and (ii) 997 RSUs that vest within 60 days of March 15, 2024.
12.Includes 90,028 RSUs that vest within 60 days of March 15, 2024.
13.Includes 23,141 RSUs that vest within 60 days of March 15, 2024.
14.Includes 58,702 RSUs that vest within 60 days of March 15, 2024.
15.Includes 101,811 RSUs that vest within 60 days of March 15, 2024.
16.Includes (i) options exercisable for 1,145,686 shares of common stock within 60 days of March 15, 2024; and (ii) 313,905 RSUs that vest within 60 days of March 15, 2024 held by our current executive officers and directors. Ms. Gaylor (former CFO) and Ms. Suh (former officer) are excluded from this calculation as they are not current executive officers. While James P. Shaughnessy was not an NEO during fiscal year 2024, he is included in this calculation as he is currently an executive officer.

Docusign	Proxy Statement	35

Fiscal Year 2025 Executive Officers
The following table provides certain information about Docusign’s executive officers serving as of April 1, 2024.

Current Officers	Name	Age	Position(s)

	Allan Thygesen	61	President and Chief Executive Officer
	Blake Grayson	50	Executive Vice President and Chief Financial Officer
	Stephen Shute	53	President, Worldwide Field Operations
	Robert Chatwani	48	President and General Manager, Growth
	James P. Shaughnessy	69	Chief Legal Officer
Fiscal 2025 Executive Officer Biographies
For information regarding Mr. Thygesen, please refer to the section entitled “Directors and Corporate Governance—Biographies” above.
Blake Grayson has served as our Chief Financial Officer since June 2023. Mr. Grayson previously served as Chief Financial Officer of The Trade Desk from December 2019 to May 2023. Prior to joining The Trade Desk, Mr. Grayson was at Amazon.com, Inc. from February 2009 to December 2019, where he served in a number of positions. Most recently, Mr. Grayson was Vice President, Finance, for the International Consumer business, serving from April 2018 to December 2019 as the Head of Finance for businesses in the UK, Germany, France, Italy, Spain, Turkey, India, Japan, China, Australia, Brazil, the Middle East, and Singapore, as well as worldwide finance teams for Automated Marketing, Kindle Content/Books and Global Payments. Prior to that, Mr. Grayson was Vice President, Finance for Amazon Marketplace between April 2015 and April 2018 and Finance Director, North America retail (Consumables, Amazon Fresh, and Global Payments) from March 2013 to April 2015. Prior to his employment with Amazon, from 2003 to 2009, Mr. Grayson worked for Washington Mutual/JP Morgan Chase leading payments finance and financial planning and analysis functions, and previously worked in the wireless and financial services industries. Mr. Grayson received a B.A. in Business Administration (Phi Beta Kappa) from the University of Washington and an M.B.A. (with honors) from the University of Southern California.
Stephen Shute has served as our President, Worldwide Field Operations since May 2022. From 2015 to March 2022, Mr. Shute served in various roles of increasing responsibility at SAP SE, an enterprise software company, including most recently as President, Global Sales & GTM from July 2021 to March 2022; Global Executive Vice President and Chief Operating Officer, Customer Success from January 2019 to June 2021; Executive Vice President and Chief Business Officer, Americas from July 2017 to December 2018; and Chief Operating Officer North America from 2015 to July 2017. Mr. Shute currently serves as a board advisor to Project 44, Inc., Uniphore Q For Sales, and Coveo Solutions Inc., an AI-powered relevance software company. Mr. Shute holds a B.A. in Accounting from the University of Dayton and an M.B.A. from the University of Notre Dame’s Mendoza College of Business.

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FISCAL YEAR 2024 NAMED EXECUTIVE OFFICERS
Robert Chatwani has served as our President and General Manager, Growth since February 2023. From March 2017 to February 2023, Mr. Chatwani served as Chief Marketing Officer at Atlassian, Inc., a SaaS company. Prior to Atlassian, Mr. Chatwani served as Chief Revenue & Marketing Officer for social e-commerce platform Spring. Mr. Chatwani also previously served in various roles of increasing responsibility at eBay Inc., including most recently as Chief Marketing Officer of North America. Mr. Chatwani holds a B.S. in marketing from DePaul University and an M.B.A. from UC Berkeley Haas School of Business, and has studied at Kansai Gaidai University in Japan.
James Shaughnessy has served as our Chief Legal Officer since May 2022. From 2011 to 2022, Mr. Shaughnessy served in various roles at Workday, Inc., an enterprise software company, including as Senior Advisor, Corporate Affairs from April 2021 to May 2022; Executive Vice President, Corporate Affairs from September 2019 to April 2021; and Senior Vice President, General Counsel & Secretary from 2011 to September 2019. From 2007 to 2011, Mr. Shaughnessy served as Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. From 2005 to 2007, Mr. Shaughnessy served as Senior Vice President and General Counsel of Lenovo Group Ltd. In 2004, Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft, and prior to 2004, he held various senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy holds a B.S. in Political Science from Northern Michigan University and a Master’s degree in Public Policy and a J.D. from the University of Michigan.

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Executive Compensation Discussion
and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of the material components of our executive compensation program during fiscal 2024, including our executive compensation policies and practices, how and why the Compensation Leadership and Development Committee (referred to in this section as the “Committee”) arrived at the compensation decisions for our named executive officers (“NEOs”), and the key factors the Committee considered in making those decisions.
Fiscal 2024 Named Executive Officers
During fiscal 2024, our NEOs were:

Current Officers	Age*	Position(s)

Allan Thygesen	61	President and Chief Executive Officer
Blake Grayson(1)	50	Executive Vice President and Chief Financial Officer
Stephen Shute	53	President, Worldwide Field Operations
Robert Chatwani(2)	48	President and General Manager, Growth
Previous Officers

Cynthia Gaylor(3)	50	Former Chief Financial Officer
Inhi Cho Suh(4)	48	Former President, Product and Engineering
*Ages as of January 31, 2024.
1.Mr. Grayson joined Docusign as Executive Vice President and Chief Financial Officer (“CFO”) on June 9, 2023.
2.Mr. Chatwani joined Docusign as President and General Manager, Growth on February 22, 2023.
3.Ms. Gaylor served as Chief Financial Officer until June 2023.
4.Ms. Suh served as President, Product and Engineering until January 31, 2024, and until February 14, 2024 as an employee.
CD&A Contents

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
CD&A Executive Summary
Fiscal 2024 Financial Performance Highlights
In fiscal 2024, we delivered another strong year of financial performance and execution. Some highlights include:

$2.8B Total revenue, an increase of 10% year-over-year.	$2.9B Billings, an increase of 9% year-over-year.	79% GAAP gross margin, for both periods. Non-GAAP gross margin was 83%, compared to 82% in fiscal 2023.	>1.5M Total customers increased to more than 1.5 million.

For further financial performance information, see the section entitled “Fiscal Year 2024 in Review—Financial Highlights.”
2023 Say on Pay Vote
We hold advisory votes on the compensation of our NEOs (a “Say on Pay” vote) at every annual meeting of stockholders. The Committee takes into consideration the results of our Say on Pay vote when making decisions regarding the structure and implementation of our executive compensation program.
Approximately 16% of stockholders voted in favor of Docusign's Say on Pay proposal at our 2023 annual meeting of stockholders, a significant decline from approximately 91% support at our 2022 annual meeting. The Committee took this vote outcome seriously. We undertook robust stockholder engagement efforts following our 2023 annual meeting to listen to stockholder perspectives, particularly on our executive compensation practices, and incorporated their feedback into the Committee’s deliberations. For further information, please see the section entitled “Stockholder Engagement” above and “Executive Compensation Discussion and Analysis—Stockholder Engagement and Compensation Feedback” below.
Stockholder Engagement and Compensation Feedback
The feedback we received from the stockholders we spoke with was generally consistent: while they approved of our compensation programs as a whole, stockholders voiced concerns about (i) the magnitude of our new CEO’s equity awards sign-on compensation, particularly the size of his stockholder value creation (SVC) award, and (ii) the structure and vesting periods for equity awards made to our executive leadership team.
During engagement meetings, we explained why we believed these compensation decisions were appropriate and necessary as we refreshed our executive leadership in 2022-23, as discussed further below. We also listened carefully to stockholder feedback, and after our Fall 2023 engagement meetings, our Compensation Committee determined to make additional responsive changes to our compensation programs as described further below in the section entitled “Key Stockholder Feedback and Responses.”
Executive Transitions
The stockholders we met during our engagement generally understood that Docusign faced an unusual and highly consequential period of transition in 2022-23, marked by the replacement of our CEO and almost all members of the executive team. Most also understood that volatility in our stock price during this period also made it more difficult to attract and retain key executive talent. During this period of high turnover, the Board sought to simultaneously provide stability to the Company, its employees and its stockholders, while also finding and hiring seasoned leaders from scaled global organizations who could take the Company to the next stage of its growth. Following this pivotal refresh of our executive team as noted in the table below, the Board expects to implement and maintain a more normalized compensation program that is competitive relative to peers, the overall market and individual performance.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Allan Thygesen CEO & Director	Blake Grayson CFO	Steve Shute President, WW Field Operations

Joined Docusign October 2022	Joined Docusign June 2023	Joined Docusign May 2022

Robert Chatwani President and General Manager, Growth	Jim Shaughnessy Chief Legal Officer

Joined Docusign February 2023	Joined Docusign May 2022

For more information on recent executive transitions, please refer to the section entitled “—Fiscal 2024 NEO Transitions and Agreements.”
CEO New Hire Equity Grants
During our engagement, stockholders consistently voiced concerns regarding CEO pay, including the size and structure of the initial grants made to Mr. Thygesen in October 2022. Prior to hiring Mr. Thygesen, the Board carefully considered the incentive value that would be necessary to recruit Mr. Thygesen during a time of unprecedented change for the Company. The Board also carefully considered what would be necessary to induce him to forego valuable equity compensation that would vest over the next year if Mr. Thygesen remained with his prior employer. As such, the Board and the Committee believed that the sign-on compensation package, which was over 80% at-risk and 70% performance-based, significantly aligned with stockholders’ long-term interests, and that Mr. Thygesen’s time-based RSU awards were necessary (to induce Mr. Thygesen to accept employment with us and forfeit substantial near-term equity compensation at his former employer) and appropriate (to efficiently build his ownership in the Company and better align his interests with our stockholders).
In particular, over 50% of Mr. Thygesen’s sign-on compensation package was comprised of a Shareholder Value Creation (“SVC”) PSU award, which was tied to ambitious, rigorous stock price hurdles, including a 90 calendar-day sustained stock price performance requirement. The SVC PSU award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. No portion of the SVC PSU award has been earned as of April 2024.
Also, as part of his initial sign-on compensation package, Mr. Thygesen was awarded $10 million in PSU awards tied to our relative total stockholder return (“TSR”) as an incentive to drive sustained stockholder value creation. As of October 2023, the vest date for the first tranche of these PSU awards, 0% of target was achieved, resulting in no PSU shares being achieved or vested for Mr. Thygesen to date. For more information on Mr. Thygesen’s employment agreement, please refer to the section entitled “Employment Agreements and Potential Payments—Employment Contracts and Agreements—Current NEO Agreements—Allan Thygesen.”
For fiscal 2024, Mr. Thygesen’s compensation reflected the Committee’s yearly review of its executive compensation, taking into account stockholder feedback, individual NEO performance, and an analysis of market and peer practices. For more information about Mr. Thygesen’s fiscal 2024 compensation, please see the section entitled “—Fiscal 2024 Compensation Highlights.” The Committee appreciates the dialogue with stockholders regarding their pay-related concerns and questions, and the Board carefully considered the stockholder feedback received in the design of the Company’s 2024 executive compensation program. For more information, please see the section entitled “Stockholder Engagement” above.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
New-Hire Executive Grants
Stockholders also voiced concerns with initial sign-on grants made to incoming executive leaders during fiscal 2023, including the vesting terms and lack of performance-based metrics. Stockholders also conveyed concerns regarding off-cycle retention equity grants. During our engagement, we explained that our fiscal 2023 off-cycle retention and sign-on awards were designed to attract and support retention of critical talent during a highly consequential period of transition and do not represent our regular compensation practices. Consistent with our compensation philosophy and objectives, these grants were aimed at recruiting, rewarding and retaining highly qualified executives with the skills and leadership to grow the business. The Committee, taking into account recommendations made by its compensation consultant and peer and industry data, awarded competitive packages to recruit our new executives, motivate them, and (for new hire NEOs) also make them whole for near-term equity compensation they would forfeit by leaving existing roles to join DocuSign.
Fiscal 2024 Focal Grants
While sign-on awards for our NEOs (with the exception of our CEO) granted during fiscal 2023 did not include performance-based awards, the Committee awards PSUs to NEOs as part of its annual compensation review program for existing employees. Starting in fiscal 2023, the Committee significantly enhanced the mix of performance-based and time-based awards to be a mix of 50% RSUs and 50% PSUs for focal awards made to our NEOs (increased from 75% RSUs and 25% PSUs in prior years). In fiscal 2024, we also adopted a 40% RSUs and 60% PSUs mix for focal equity awards to our CEO. Further, in response to stockholder input during fiscal 2024, the Committee introduced subscription revenue growth and free cash flow to the PSU program, in addition to a relative TSR performance measure. The Committee believes these new one-year financial performance metrics (i.e. subscription revenue growth and free cash flow) are rigorous and will further motivate the leadership team while aligning with stockholders’ interests. In addition, any earned PSUs based on the achievement of the financial measures will vest over three years subject to continued service, further supporting the retention of our key leadership team. For more information about these PSU awards, please refer to the section entitled “—Fiscal 2024 Equity Awards.”
Continued Engagement and Evaluation
The Committee understands that our executive compensation program represents a major investment for the Company and its stockholders, and carefully reviews equity awards to our executive officers, taking stockholder feedback into account. As part of this review, the Committee evaluates the relative mix of time-based and performance-based awards made to our executive leadership team, the resulting impact on stock-based compensation, and other related factors. Over the coming months, the Committee expects to continue its engagement with stockholders to seek their perspectives on the Company's executive compensation program, our pay-for-performance philosophy, and the appropriate balance between performance incentives, retention considerations and cost. The Committee recognizes that the environment for highly qualified senior executive talent continues to be highly competitive, particularly in the technology sector. The Committee is also cognizant of the fact that macroeconomic conditions may come into play that are entirely outside the control of our leadership team. To retain our highly skilled and carefully selected executive talent, it is important that our executive compensation program is sufficiently competitive to discourage them from considering outside employment offers.
For more information on stockholder engagement program, please refer to the section entitled “Stockholder Engagement” above.
Fiscal 2024 Compensation Program Summary
Our executive compensation program is designed to strengthen the link between pay and performance by having a significant amount of compensation tied to rigorous financial and operational performance targets and strategies to create sustained, long-term shareholder value. We seek to closely align our executive officers’ interests with those of our stockholders by allocating a significant portion of their total target annual compensation to variable and/or “at risk” compensation tied to defined performance targets, total stockholder return and/or continued service.
For fiscal 2024, the annual pay mix for our CEO and other NEOs consisted of base salary, annual cash incentive and performance-based and time-based equity awards. For more information and details regarding our fiscal 2024 executive compensation program, please refer to the sections entitled “—Fiscal 2024 Executive Compensation Program” and “—Compensation Elements” below.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Key Stockholder Feedback and Responses
The table below outlines some of the specific feedback and topics discussed during our stockholder engagement efforts during 2023, our perspective on those issues, and actions we have taken in response.

Topic	Stockholder Feedback	Our Actions and Perspectives

CEO Pay	•Concerns about magnitude of CEO pay, particularly the stockholder value creation (SVC) award •Questions about the rigor of performance thresholds
•Over 50% of Mr. Thygesen’s sign-on compensation consisted of SVC awards, which are tied directly to long-term, sustained increases to shareholder value. For example, achieving the first threshold stock price of $67.95 represents more than a 20% premium – and achieving the maximum threshold of $316 represents more than a 470% premium – over Docusign’s current share price.[1] No portion of such SVC award has vested as of today.
•Based on feedback from stockholders, we made a commitment to limit similar awards to extraordinary circumstances, and not to grant them while similar existing awards remain unearned.

New Hire RSU Awards	•Concerns about RSU awards with 1-year vesting schedules •Desire for greater disclosure about purpose of one-time awards
•Based on feedback from stockholders, we made commitments to:
◦grant sign-on RSUs with <4 year vesting only when necessary to ‘make whole’ executive hires who are forfeiting equity compensation from their prior employer;
◦provide fulsome disclosure on the rationale for any sign-on RSUs to NEOs that vest in under 4 years; and
◦include a performance component in any future sign-on equity awards to NEOs provided for any reason other than to make the executive whole for near-term equity forfeited as a result of accepting our offer of employment.

Equity Mix; PSU Terms	•Desire to weight performance awards more heavily •Preference for multi-year performance vesting periods for TSR PSUs •Desire to introduce additional metrics into our long-term incentive programs
•Effective for FY24 focal equity awards, we:
◦increased the PSU mix for our CEO to 60% of his total focal equity award (other eligible NEOs continued to receive a 50/50 mix of RSUs and PSUs);
◦extended the measurement and performance periods for our total stockholder return (TSR) PSUs to 3 years; and
◦introduced two additional metrics – subscription revenue growth and free cash flow – which make up half of our PSU program. Earned amounts under these awards vest over a period of 3 years.

Board Structure and Voting	•Concerns about voting standard for director elections and resignation requirements •Preference for declassified board structure
•The Board reviewed peer and market data (considering factors including market capitalization, industry and years since IPO), and discussed considerations related to its current board composition and structure, and determined that maintaining our classified Board structure is appropriate and in the best interests of the Company and our stockholders.
•Based on feedback from stockholders, in March 2024, we adopted changes to our Bylaws to provide for a majority voting standard in uncontested director elections.

1.Based on $55.12, the average closing price of DOCU over the 30 trading days ending on March 31, 2024.
The Committee continues to evaluate our executive compensation program, including considering stockholder feedback and concerns in its annual evaluation of executive compensation and NEO performance. The Board and the Committee are committed to continued stockholder engagement and welcomes stockholders’ perspectives and feedback. For further information please see the section entitled “Stockholder Engagement” above.

42	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Practices
Compensation Philosophy and Objectives
Our executive compensation philosophy and objectives are to establish a compensation program that:
•Recruits, rewards and retains highly qualified executive officers who have the skills and leadership necessary to grow our business;
•Aligns the long-term interests of our stockholders and executive officers;
•Ensures a significant portion of executive compensation is performance-based;
•Motivates our executive officers by giving them a stake in our growth and prosperity and encouraging their continued service with us; and
•Provides compensation packages that are competitive and reasonable relative to peers, the overall market and individual performance.
Compensation Practices
Consistent with this philosophy and to meet these objectives, we maintain the following compensation practices and policies:

What We Do		What We Don’t Do

✓	Maintain a Compensation and Leadership Development Committee consisting entirely of independent members	X	Permit any of our employees or directors to engage in short sales, hedging, pledging, margin accounts or transactions in derivatives of our securities

✓	Use an independent compensation consultant, retained directly by the Compensation and Leadership Development Committee	X	Offer fixed term (vs. “at-will”) employment for our NEOs

✓	Maintain stock ownership guidelines for our NEOs and non-employee directors	X	Provide our NEOs any deferred compensation or access to special retirement or pension plans that are not generally available to all our employees

✓	Align NEO compensation with stockholder interests using equity compensation, a portion of which is performance-based	X	Provide tax reimbursements or gross-ups on executive change-in-control payments

✓	Use a representative peer group of comparable software and services companies, as well as relevant compensation survey data, when setting executive compensation	X	Offer special health benefits—NEOs are eligible for the same health benefits as are generally available to all our employees

✓	Set a reasonable limit on compensation granted or paid to a non-employee director in any fiscal year	X	No “single trigger” vesting acceleration upon a change-in-control of Docusign for NEOs

✓	Annually assess the risks of our compensation programs company-wide	X	Provide significant perquisites to our NEOs

✓	Maintain a compensation clawback policy

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2024 NEO Transitions and Agreements
Compensation Package Considerations (Blake Grayson and Robert Chatwani)
The Committee determined compensation for Mr. Grayson and Mr. Chatwani based on the following considerations and taking into account the advice of the Committee’s independent compensation consultant, Compensia:
•Intense competition for executive talent: The Committee noted that we actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of rapidly expanding technology companies intensely competing for highly qualified candidates.
•Market Data: The Committee considered and analyzed CFO compensation and President and General Manager, Growth compensation, respectively, within our compensation peer group at the time of the transitions.
•Target cash compensation: In setting target total cash compensation for Mr. Grayson and Mr. Chatwani, the Committee considered the market data, as well as the candidates’ depth of knowledge and unique ability to execute on our strategy given prior experience, our retention objectives, and how compensation compared to our former CFO’s compensation and other executive officer’s compensation, respectively.
•Initial equity awards: The Committee set the target value of the initial equity awards for Mr. Grayson and Mr. Chatwani based on a review of competitive market data and forgone compensation from their former employers. The Committee believed that the initial equity awards should align the candidate’s interests with those of our stockholders and be principally tied to long-term stockholder value creation, and accordingly, the Committee determined that Mr. Grayson’s and Mr. Chatwani’s initial equity awards would be composed of 100% RSUs.
•Severance eligibility: Mr. Grayson’s and Mr. Chatwani’s eligibility for severance payments and benefits reflects the Company’s existing severance payments and benefits structure as further described below in the section entitled “Employment Agreements and Potential Payments”.
Appointment of Blake Grayson as Chief Financial Officer
Following an extensive candidate search and interview process, our Board appointed Blake Grayson as our Executive Vice President and Chief Financial Officer on May 16, 2023, and he commenced employment with us following our earnings announcement for the first quarter of fiscal 2024. Mr. Grayson brings significant leadership experience to the role. As discussed in further detail below, to incentivize Mr. Grayson to take this position and align his interests with our stockholders’ interests, we provided the following compensation package:
•an annual base salary of $500,000 and annual target bonus of 100% of annual base salary;
•a one-time signing bonus of $1,000,000, which vests over one year from his start date in equal monthly installments provided he remains in service with us, and subject to repayment of the unvested portion if Mr. Grayson is terminated for cause or resigns without good reason;
•awards of RSUs, each subject to Mr. Grayson's continued employment or service with us on each vesting date:
◦with a target value of $20,000,000, vesting over four years in equal quarterly installments;
◦with a target value of $7,500,000, vesting in full on the 12-month anniversary of the award’s vesting commencement date (designed to offset forfeited compensation from his former employer over the same period); and
◦with a target value of $5,000,000, vesting as to 25% of the total number of RSUs on the 15-month anniversary of the award’s vesting commencement date, and 75% of the total number of RSUs awarded vesting in a series of three successive equal quarterly installments following such first vesting date (also designed to offset forfeited compensation from his former employer over the same period).

44	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Appointment of Robert Chatwani as President and General Manager, Growth
Following an extensive candidate search and interview process, our Board appointed Robert Chatwani as our President and General Manager, Growth on February 22, 2023. Mr. Chatwani brings significant leadership experience to the role. As discussed in further detail below, to incentivize Mr. Chatwani to take this position and align his interests with our stockholders’ interests, we provided the following compensation package:
•an annual base salary of $510,000 and annual target bonus of 100% of annual base salary;
•a one-time signing bonus of $1,000,000, subject to his continued employment with us on the one-year anniversary of his start date, and repayable if Mr. Chatwani is terminated for cause or resigns before that date;
•awards of RSUs, each subject to Mr. Chatwani's continued employment or service with us on each vesting date:
◦with a target value of $20,000,000, vesting over four years, with 25% of the total number of RSUs vesting on the 12-month anniversary of the award’s vesting commencement date, and the remaining 75% vesting quarterly thereafter; and
◦with a target value of $5,000,000 (designed to offset forfeited compensation from his former employer over the same period), vesting in equal quarterly installments over two years.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2024 Executive Compensation Program
As discussed above, the Committee values the insights and perspectives of our stockholders, and its fiscal 2024 compensation decisions reflect their input. In response to stockholder feedback, the Committee granted PSU awards designed to drive the achievement of two additional performance metrics: subscription revenue growth and free cash flow (the “Financial PSUs”). These Financial PSUs were granted in tandem with the TSR PSUs to drive the achievement of our near-term financial goals, as well as long-term stockholder value creation.
The Committee continues to believe that executive compensation should be directly linked to strong financial and operational performance and the creation of long-term value for our stockholders.
To incentivize strong financial and operational performance and long-term value creation, our cash incentive and equity compensation plans for fiscal 2024 incorporated performance metrics that aligned with the key drivers of our success and the health of our business. The fiscal 2024 annual cash bonus under our company incentive plan (“CIP”) and PSUs awarded during fiscal 2024 to our NEOs incorporate the performance metrics listed in the table below:

Performance Metrics	CIP/PSU	Weight (%)	Rationale

Adjusted Operating Income	CIP	50%	Measure of operating profitability, excluding impacts from financing, capital expenditures and stock-based compensation.
Net New Monthly Recurring Revenue (NNMRR)	CIP	25%	Primary internal indicator of subscription revenue growth during the year which, given the recurring nature of our subscriptions, also signals future revenue growth.
Revenue	CIP	25%	Primary external indicator of growth.
Relative TSR	PSU	50%	Measures stockholder return against the Nasdaq Composite Index over three years to reward market out-performance and directly tie pay to long-term stockholder value creation.
Subscription Revenue Growth	PSU	25%	Primary external indicator of our success in retaining customers in the current year that also represents potential revenue and customer relationships for future years. Added as a new performance metric to our fiscal 2024 PSUs to align executive compensation with relevant metrics beyond TSR.
Free Cash Flow	PSU	25%	Provides a measure of liquidity and shows the cash flow generated after capital expenditures. This aligns executives with our business performance and strategy, since it indicates how efficiently we are using capital. It is also an appropriate performance motivator for our executive officers because their decisions can significantly impact this metric. Added as a new performance metric to our fiscal 2024 PSUs to align executive compensation with relevant metrics beyond TSR.

46	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
See the section entitled “Compensation Elements—Performance Metrics and Targets” below for definitions and more information about these performance metrics. Our Committee took the following key actions with respect to the compensation of our NEOs for and during fiscal 2024:

Named Executive Officer Retention Program	Extending enhanced severance protection through December 31, 2024 for certain non-CEO executives to ensure leadership continuity and smooth successions where applicable during a period of meaningful transition. For further information, see the section entitled “Employment Agreements and Potential Payments” below.
Fiscal 2024 Base Salaries
•Maintained CEO base salary at same level as in fiscal 2023.
•Established base salaries of our new NEOs taking into account competitive market data and arm’s length negotiations.
•Adjusted based salaries of other NEOs, taking into account competitive market data and executive performance.

Fiscal 2024 Semi-Annual Cash Incentive
Target Bonuses: Maintained target bonus percentages for our NEOs.
Performance Goals and Achievement:
•The payout for our NEOs (other than our former CFO) in our CIP was 102.2% of target for the first half of the fiscal year.
•The payout for our NEOs (other than our former CFO) in our CIP was 81.6% of target for the second half of the fiscal year.
For further information, see the section entitled “—Annual Cash Incentives” below.

Fiscal 2024 Long-Term Incentive Program
Granted long-term equity awards to our NEOs:
•Granted our CEO a mix of 60% PSUs and 40% RSUs for fiscal 2024 focal equity awards.
•Granted our other NEOs a mix of 50% RSUs and 50% PSUs for fiscal 2024 focal equity awards.
•Performance-based restricted stock units (PSUs):
◦Granted fiscal 2024 focal PSUs based on our relative total stockholder return (TSR) measured against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment through duration of performance period.
◦Introduced fiscal 2024 focal PSUs based on Subscription Revenue Growth and Free Cash Flow achieved during fiscal 2024. Earned amounts vest over a period of three years.
•Restricted stock units (RSUs): Granted fiscal 2024 focal RSUs vesting over four years based on continued employment as of each vesting date.
For further information, see the section entitled “—Fiscal 2024 Equity Awards” and “—Achievement of PSU Awards” below.

Docusign	Proxy Statement	47

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
Principal Elements of Compensation; Fiscal 2024 Pay Mix
Consistent with our compensation objectives and our pay-for-performance philosophy described above, we compensate our continuing NEOs in the form of base salaries, semi-annual cash incentives, and long-term equity incentives consisting of time-based RSUs and PSUs. At the time of hire, executives’ compensation packages are negotiated on an arm’s length basis and accordingly may vary from our standard structure in the year of hire.
The following table describes the principal elements of our executive compensation program for fiscal 2024:

	Pay Element	Metrics	Rationale

Base Salary	Cash	N/A	Provides a fixed and stable level of income for performance of day-to-day responsibilities
Semi-Annual Cash Incentive	Performance-Based Cash Incentive	Adjusted Operating Income, NNMRR & Revenue (1); as well as a modifier for ESG goals, as described below under “ESG Modifer”	Motivates achievement of key short-term financial, operational, and strategic goals tied to our annual cash incentive plan including ESG targets
Long-Term Equity Awards	Time-Based RSUs	Value is Directly Tied to Stock Price Performance	Promotes long-term retention and establishes direct alignment of NEOs’ and stockholders’ interests
	TSR PSUs	Stock Price Relative to Nasdaq Composite Index over three-year performance period	Promotes long-term retention, incentivizes market out-performance and drives creation of long-term stockholder value
	Financial PSUs	Free Cash Flow & Subscription Revenue Growth	Promotes long-term retention and drives performance related to key measures of our long-term growth and profitability
1.Steve Shute, President Worldwide Field Operations, is on a separate sales incentive plan. See the section below entitled “—Executive Commission Sales Plan for Mr. Shute”.
For fiscal 2024, 96% of our CEO’s target total direct compensation was performance-based or variable and 92% of such compensation consisted of long-term equity awards. The following shows the percentage of this mix based on fiscal 2024 total target annual compensation:

48	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Salary
Base salary allows us to attract and retain our NEOs with predictable, fixed annual cash compensation. The Committee sets base salaries for our NEOs after considering the scope, responsibility and skills required of each NEO’s position, the competitive market (based on an analysis of compensation peer group and compensation survey data), past performance, and internal pay parity.
In June 2023, the Committee determined our then-current NEOs’ base salaries for fiscal 2024 after considering these factors and the recommendations of our CEO (other than with respect to his own base salary). In particular, the Committee noted that the base salary of Mr. Shute was below our compensation peer group median. Based on this consideration, the Committee increased Mr. Shute’s salary to better align with market levels. The Committee also increased the salaries for Mr. Chatwani and Ms. Suh to better align their compensation with the scope of their respective job duties and responsibilities.
The Committee determined Mr. Grayson’s and Mr. Chatwani’s initial base salaries in connection with the commencement of their employment based on a review of competitive market data and arm’s length negotiations. For additional information on Mr. Grayson’s and Mr. Chatwani’s base salaries, see the section entitled “—Fiscal 2024 NEO Transitions and Agreements” above.

Executive	Fiscal 2023 Base Salary ($)	Fiscal 2024 Base Salary ($)	Percentage Change (%)

Allan Thygesen	1,000,000	1,000,000
Blake Grayson	—	500,000
Steve Shute	500,000	550,000	10%
Robert Chatwani(1)	—	525,000
Cynthia Gaylor	500,000	500,000
Inhi Cho Suh	500,000	525,000	5%
1.The Committee determined Mr. Chatwani’s initial base salary of $510,000 in connection with the commencement of his employment in February 2023 based on a review of competitive market data and arm’s length negotiations. In June 2023, the Committee increased Mr. Chatwani’s base salary to $525,000 (a 2.9% percentage change) to attain greater alignment of compensation to scope and job responsibility.
Annual Cash Incentives
In addition to base salary, we provide our NEOs, other than Mr. Shute, the opportunity to earn cash bonuses under our CIP. In fiscal 2024, Mr. Shute was eligible to earn cash bonuses under a separate sales commission plan. See the section entitled “—Executive Commission Sales Plan for Mr. Shute” below for additional detail. The Committee believes that a significant proportion of each NEO’s total compensation should be at-risk and based on performance, including short-term performance objectives which we incentivize with the CIP. In furtherance of that goal, the Committee seeks to establish rigorous performance hurdles that must be met before target awards under the CIP can be earned. The CIP is designed to reward our NEOs based on performance during both the first half and the full fiscal year, with 40% of each NEO’s target bonus eligible to be paid after the second fiscal quarter and 60% of the target bonus eligible to be paid after the end of the fiscal year. In each case, our NEOs’ performance against our financial, operational, and strategic goals is measured against the goals set at the beginning of the fiscal year.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Semi-Annual Payments Under the CIP are Calculated Based on the Following Formula

Base Salary	X	Target Bonus (% of Base Salary)	X	Weighting	X	Company Performance	X	ESG Modifier (2H 80% - 120%)	=	Bonus Payout
				ê		ê
				FY 24 1H 40% 2H 60%		FY 24 Revenue 25% NNMRR 25% Operating Income 50%
Fiscal Year 2024 Company Incentive Plan Opportunities
Executive officers who participate in the CIP have an established incentive target, which is equal to a percentage of his or her base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding determined by our performance. An NEO’s payout could range from 0% to 162.4% of target.
In May 2023, the Committee determined the fiscal 2024 incentive targets after considering competitive market data from our compensation peer group and compensation survey data, with the assistance of its independent compensation consultant, and the recommendations of our CEO (other than with respect to himself). The Committee determined the fiscal 2024 incentive targets for those NEOs who began service during fiscal 2024 in connection with their hiring. For more information on the CIP opportunities for Mr. Grayson and Mr. Chatwani, see the section entitled “—Employment Contracts and Agreements–Current NEOs” below.

Executive	Fiscal 2023 Target Annual Incentive (% of base salary)*	Fiscal 2024 Target Annual Incentive (% of base salary)

Allan Thygesen	100	100
Blake Grayson	—	100
Stephen Shute	100	100
Robert Chatwani	—	100
Cynthia Gaylor†	100	100
Inhi Cho Suh†	100	100
*Mr. Grayson and Mr. Chatwani were not employed by the Company in fiscal 2023 and therefore did not have a fiscal 2023 Target Annual Incentive.
†NEO no longer employed by the Company.

50	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
CIP Performance Metrics and Targets
For fiscal 2024, the Committee selected the following performance metrics for the CIP in order to align the target bonus opportunities for our executive officers, including our NEOs, with the key drivers of our financial and operational success.

Performance Metric	Definition	Why Used

Revenue	GAAP revenue as reported in our audited financial statements	Primary external indicator of growth
Net New Monthly Recurring Revenue (NNMRR)	Monthly recurring revenue (MRR) from new customers, volume expansions and sales of additional products and services to existing customers, net of MRR losses	Primary internal indicator of subscription revenue growth during the year which, given the recurring nature of our subscriptions, also signals future revenue growth.
Adjusted Operating Income	GAAP income from operations, excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs, acquisition-related expenses, loss on extinguishment of debt, executive transition costs, lease-related impairment and lease-related charges, restructuring and other related charges, tax impact related to an intercompany IP transfer and, as applicable, other special items.	Measure of operating profitability excluding impacts from financing, capital expenditures and stock-based compensation
CIP Fiscal 2024 Actual Performance
Our actual performance in fiscal 2024 relative to the target levels established for each of the performance metrics resulted in the following weighted funding percentages under the fiscal 2024 CIP:

	First Half Fiscal 2024				Second Half Fiscal 2024
	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)(3)

Revenue	10%	$1,349.1M	$1,357.7M	102.2%	15%	$2,761.9M	$2,808.7M	93.1%
NNMRR(2)	10%	—	—		15%	—	—
Adjusted Operating Income	20%	$345.6M	$292.4M		30%	$711.4M	$650.3M
1.If a threshold level of achievement for any of the metrics was not achieved, that portion of the CIP did not fund. Achievement above the threshold resulted in funding on a linear basis up to a maximum funding percentage, which ranged from 140% to 150% for each metric.
2.We are not disclosing target, achievement or funding levels for our NNMRR performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations).
3.The Committee applied the Company’s ESG Modifier, which was determined to be 87.6% in fiscal 2024, to the second half fiscal 2024 performance achievement metrics of 93.1%. This resulted in an overall funding percentage of 81.6% for our NEOs. See the section entitled “—ESG Modifier” below for more information.
ESG Modifier
Beginning in fiscal 2023 and continuing in fiscal 2024, we incorporated an environmental, social and governance (ESG) modifier into our annual cash incentive program for our NEOs. The ESG modifier percentage is based on the achievement of certain specified ESG-related objectives set yearly by the Committee, with the modifier ranging from 80% to 120% for the CIP program executive participants and a substantially similar modifier for the Executive Sales Commission Plan. For fiscal 2024, the ESG metrics were: (i) number of envelopes sent, which is an indicator of the environmental impact of our products, (ii) women as a percentage of our total employee population, and (iii) underrepresented population as a percentage of our total employee population, with each weighted equally.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The ESG modifier is multiplied by the overall funding percentage based upon the achieved amount of Revenue, NNMRR and Adjusted Operating Income under the CIP for the second half of fiscal 2024. The ESG modifier increases or decreases our the bonus payouts our NEOs would otherwise receive. With this modifier, we aim to further motivate our executive leadership to meet high standards in advancing our values and our ESG priorities as a company, in addition to delivering strong operational and financial results. In fiscal 2024, performance against target metrics under the ESG Modifier resulted in a percentage of 87.6%, which reduced the executive payout for our NEOs pursuant to the CIP program and was scaled for application to Mr. Shute's sales commission plan program.
Fiscal 2024 Cash Incentive Payments
These funding percentages resulted in the payments under the CIP:

First Half Fiscal 2024	Base Salary ($)	Incentive Target (%)	Weighting (%)	Funding (3) (%)	First Half Payout ($)

Allan Thygesen	1,000,000	100	40	102.2	408,800
Blake Grayson (1)	500,000	100	40	102.2	59,852
Robert Chatwani (2)	525,000(1)	100	40	102.2	188,567
Cynthia Gaylor†	500,000	100	40	102.2	149,171
Inhi Cho Suh†	525,000	100	40	102.2	209,595
†NEO no longer employed by the Company.
1.Mr. Grayson’s first half payout was prorated based on the length of employment with the Company during the first half of fiscal 2024.
2.Mr. Chatwani’s first half payout was prorated based on the length of employment with the Company during the first half of fiscal 2024, taking into account an initial base salary of $510,000, and starting in May 2024, an increased base salary of $525,000 for the remainder of fiscal 2024.
3.Funding percentages for the first half payout reflect Company performance only, excluding the ESG Modifier, which is only applied to the second half payment.

Second Half and Full Fiscal 2024	Base Salary ($)	Incentive Target (%)	Weighting (%)	Funding (%)	Second Half Payout(1) ($)	Full Year Payout ($)(2)

Allan Thygesen	1,000,000	100	60	81.6	489,600	898,400
Blake Grayson	500,000	100	60	81.6	244,800	304,652
Robert Chatwani	525,000	100	60	81.6	257,040	445,607
Cynthia Gaylor†	500,000	100	60	81.6	—	149,171
Inhi Cho Suh†	525,000	100	60	81.6	257,040	466,635
†NEO no longer employed by the Company.
1.The second half payout takes into account the Company’s performance results (93.1% in fiscal 2024) and the Company’s ESG Modifier (87.6% in fiscal 2024), resulting in an overall funding percentage of 81.6% for our NEOs.
2.The full year payout reflects a combined total payout percentage for fiscal 2024 of 89.8%

52	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Commission Sales Plan for Mr. Shute
During fiscal 2024, Mr. Shute participated in a sales commission plan with a design focused on incentivizing sales and profitability, and with performance metrics of operating income and NNMRR (which applies to many sales professionals). The Committee had set a commission opportunity for Mr. Shute equal to 100% of his annual base salary. The sales commission plan was designed to reward Mr. Shute based on performance through the full fiscal year, with 25% commission opportunity eligible to be paid per quarter of the fiscal year. Mr. Shute’s annual payout has the potential to range from 0% to 160% of target.

	Full Year Fiscal 2024
	Weight	Actual(2)	Target(2)	Overall Funding (as a % of Target)	Quarterly Payout ($)

Q1 NNMRR(1)	80%	—	—	0%	33,165
Q1 Adjusted Operating Income	20%	175.8M	144.3M	133%
Q2 NNMRR(1)	80%	—	—	53%	60,231
Q2 Adjusted Operating Income	20%	345.7M	292.4M	127%
Q3 NNMRR(1)	80%	—	—	0%	33,392
Q3 Adjusted Operating Income	20%	533.0M	466.4M	121%
Q4 NNMRR(1)	80%	—	—	66%	49,234(3)
Q4 Adjusted Operating Income	20%	711.4M	650.3M	114%
1.We are not disclosing target, achievement or funding levels for this performance metric, because our quarterly NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations).
2.Adjusted Operating Income (Actual and Target) are cumulative year to date totals.
3.The quarterly payout for Q4 takes into account the Company’s ESG Modifier, scaled for the pay frequency of Mr. Shute's sales commission plan at 70.3%, such that the full-year bonus payout would be consistent with the NEOs who were paid under the Company’s CIP.
New Hire and Transition-Related Bonuses
Mr. Grayson received a signing bonus of $1,000,000 as an inducement for Mr. Grayson to commence employment with us in June 2023. This signing bonus is subject to repayment in the event Mr. Grayson resigns without “Good Reason” or is terminated for “Cause” before the one-year anniversary of his employment start date.
Mr. Chatwani received a signing bonus of $1,000,000 as an inducement for Mr. Chatwani to commence employment with us in February 2023. This signing bonus was subject to repayment in the event Mr. Chatwani resigned or was terminated for “Cause” before the one-year anniversary of his employment start date.
For additional information on these signing bonuses for Mr. Grayson and Mr. Chatwani, see the section entitled “—Fiscal 2024 NEO Transitions and Agreements” above.
In light of our compensation and retention objectives, ongoing strategic organization changes, and individual performance, the Committee awarded Mr. Shute a discretionary bonus payment of $370,000 for fiscal 2024, with (i) $75,000 paid out in each of Q1 and Q2; (ii) $150,000 paid out in Q3, and (iii) the remaining $70,000 paid out in Q4 of fiscal 2024. The continuity of Mr. Shute’s leadership was critical during this period of business stabilization and relaunching the Company and this retention bonus was intended to help accomplish these vital objectives, which are not otherwise addressed in Mr. Shute’s commission sales plan.
As part of her transition agreement, we provided Ms. Gaylor a $1,000,000 retention bonus designed to secure Ms. Gaylor's continued services during a multi-month transition period that coincided with her critical duties as a public company chief financial officer, including the filing of our annual report on Form 10-K and the announcement of results for the first quarter of fiscal 2024.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Equity Incentives
The long-term equity incentive element of our NEOs’ compensation generally consists of:
•RSUs, which generally vest over a four-year period subject to the NEO’s continued employment with us;
•TSR PSUs, which generally are earned based on the achievement of TSR-based performance metrics, as described below, and subject to the NEO’s continued employment with us through the performance period; and
•Financial PSUs, which generally are earned based on our Subscription Revenue Growth and Free Cash Flow achieved during fiscal 2024 and subject to time-based vesting through an additional two-year period.
The Committee believes both RSUs and PSUs align the total compensation of our NEOs with stockholder value creation and motivate and reward our NEOs for effectively executing longer-term strategic, financial and operational objectives. The Committee believes that a mix of PSUs (which directly link our NEOs’ target total direct compensation to the performance of our stock price and our subscription revenue growth and free cash flow) and RSUs (which offer value tied to our stock price) effectively align our NEOs’ compensation with the long-term interests of our stockholders while addressing our retention objectives.
Fiscal 2024 Equity Awards
In fiscal 2024, the Committee (i) maintained a mix of 50% RSUs and 50% PSUs for yearly focal equity awards made to our NEOs (other than our CEO) and (ii) adopted a mix of 40% RSUs and 60% PSUs for yearly focal equity awards made to our CEO, in order to further align incentives among our senior management team and align a greater amount of our NEO compensation to the achievement of long-term performance objectives.
The Committee granted TSR PSUs in past fiscal years (to the then-current NEOs) and again in fiscal 2024. In fiscal 2024, the Committee introduced Financial PSUs for our NEOs, as described below.

FY24 PSUs	Measurement Period	Vesting	Weighting

TSR	3 years; June to June	Cliff vest upon certification	50%
Free Cash Flow	FY	1/3 earned on anniversary of vesting commencement date (June 10), with remaining 2/3 vesting quarterly thereafter for 2 years	25%
Subscription Revenue Growth	FY		25%
In arriving at the target equity values to award to our NEOs for fiscal 2024, the Committee considered our performance in fiscal 2023, competitive market data for each NEO’s position, the value of each NEO’s unvested equity holdings, individual performance, the value necessary to induce the executive to accept employment with us, as applicable, and the recommendations of the CEO (other than with respect to himself).
In order to attract Mr. Grayson and Mr. Chatwani to their roles and establish alignment with stockholders’ interests, including incentivizing growth in stockholder returns, each of Mr. Grayson and Mr. Chatwani received certain new hire equity awards in connection with his hiring, to address a gap in market new hire values and equity opportunities associated with their existing roles.
For additional information on the equity grants for Mr. Grayson and Mr. Chatwani, see the section entitled “—Fiscal 2024 NEO Transitions and Agreements” above.

54	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
After reviewing these factors, the Committee approved the equity awards listed below for our NEOs for fiscal 2024:

	Target RSU Award (New Hire)(1) ($)	Target RSU Award (Retention) ($)	Target RSU Award (Focal)(1)(2) ($)	Target PSU Award (Focal)(1)(3) ($)	Total Target Equity Compensation ($)

Allan Thygesen	—	—	8,000,000	12,000,000	20,000,000
Blake Grayson‡ (4)	32,500,000	—	—	—	32,500,000
Stephen Shute	—	—	4,500,000	4,500,000	9,000,000
Robert Chatwani‡ (5)	25,000,000	—	—	2,000,000	27,000,000
Cynthia Gaylor† (6)	—	3,000,000	—	—	3,000,000
Inhi Cho Suh†	—	—	4,500,000	4,500,000	9,000,000
†NEO no longer employed by the Company.
‡    NEO began employment with the Company during fiscal 2024.
1.The number of shares of our common stock subject to these awards was determined by dividing the target amount of PSU and RSU awards by the average closing market price of our common stock over the 10 trading days prior to the grant date (except as noted below in footnote 6).
2.The RSUs vest over four years in equal quarterly installments subject to the NEO’s continued employment with us.
3.The PSUs are subject to the performance and vesting requirements described below under the sections entitled “—Fiscal 2024 TSR PSU Awards” and “—Fiscal 2024 Financial PSU Awards”.
4.Represents (i) an RSU award of $20,000,000, which vests over four years in equal quarterly installments; (ii) an RSU award of $5,000,000, of which 25% vests on the 15-month anniversary of the vesting commencement date, and the remainder vesting in a series of three successive equal quarterly installments; and (iii) an RSU award of $7,500,000, which vests in full on the 12-month anniversary of the vesting commencement date, in each such case subject to the NEO’s continued employment with us. For additional information regarding Mr. Grayson’s RSUs, see the section entitled “—Fiscal 2024 NEO Transitions and Agreements” above.
5.Mr. Chatwani’s $25,000,000 new hire RSU award represents (i) an RSU award of $20,000,000 of which 25% vests on the 12-month anniversary of the vesting commencement date, and the remaining 75% vesting quarterly thereafter and (ii) an RSU award of $5,000,000, which vests over two years in equal quarterly installments, in each such case subject to the NEO’s continued employment with us. For additional information regarding Mr. Chatwani’s RSUs, see the section entitled “—Fiscal 2024 NEO Transitions and Agreements” above. Mr. Chatwani did not receive a focal RSU award given his competitive new hire offer of RSU awards.
6.Represents an RSU award of $3,000,000, which vested in a single installment at the end of Ms. Gaylor’s transition period. RSUs granted to secure Ms. Gaylor's continued services during a multi-month transition period which coincided with critical duties for a public company chief financial officer, including the filing of the Company's annual report on Form 10-K and the announcement of results for the first quarter of fiscal 2024.
Fiscal 2024 TSR PSU Awards (Granted in June 2023)
During fiscal 2024, the Committee again granted PSU awards based on our TSR relative to the Nasdaq Composite Total Return Index (the “Index”), with a single three-year performance period. The Committee granted these awards to align our NEOs’ incentives with the long-term interests of our stockholders. The Committee determined that it was appropriate to use a single three-year performance period for the TSR PSUs granted during fiscal 2024 to align the PSUs towards long-term sustained value creation balanced with the shorter-term annual performance objectives of the Financial PSUs. The Committee, in consultation with Compensia, continues to believe the Index is an appropriate comparison because it represents a broad group of companies with whom we compete for talent and investment dollars and is large enough to account for potential consolidation in our industry sector.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Any PSUs earned based on achievement of TSR metrics will vest at the end of the performance period, subject to the executive’s continued service to the Company. The table below summarizes the performance targets and payout levels.

Relative TSR Performance	PSU Vesting Amount (% of Target)	Payout Level

= < -25 points versus Index TSR%	0	0
= - 25 points versus Index TSR%	50	Threshold
= Index TSR%	100	Target
= or > + 50 points versus Index TSR%	200	Maximum
The Company’s relative TSR achievement (and the corresponding number of PSUs that are earned and vest) will be determined on a straight-line interpolation basis, if achievement is between the levels set forth in the table above.
In addition, if our TSR is negative, then the maximum achievement percentage is capped at 100% of target, regardless of how well our TSR outperforms the Index TSR.
Each NEO must also remain continuously employed by us during the performance period in order to be eligible to earn and vest in his or her shares. The TSR PSUs will be subject to acceleration upon certain events as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control.”
Fiscal 2024 Financial PSU Awards (Granted in June 2023)
Beginning in fiscal 2024, the Committee granted Financial PSU awards designed to drive the achievement of two performance metrics— subscription revenue growth and free cash flow—with achievement of each measured at the end of a one-year performance period beginning February 1, 2023 and ending January 31, 2024. These Financial PSUs were granted in tandem with the TSR PSUs, described above, to drive the achievement of our near-term financial goals, as well as long-term stockholder value creation. The Committee believes our subscription revenue growth and free cash flow are appropriate metrics because they measure company growth and operating efficiency, and are good indicators of overall company health and sound management. The Committee considered a variety of factors, including our continued growth, our dynamic, highly competitive and fast-moving industry and the difficulty of predicting future performance in such an environment, and concluded that these metrics incentivized our executives to focus on and achieve performance objectives directly connected to our long-term growth plan and, as a result, aligns their success with the long-term value created for our stockholders. Particularly, given our subscription model, subscription revenue growth in a given year measures both year-one success and represents continued revenue and customer relationships for many years into the future. Free cash flow is a key measure our investors use to assess the efficiency of our capital management and liquidity.
At the end of the one-year performance period, the Committee compared (a) the percentage increase YoY in our subscription revenue compared to targets and (b) our free cash flow for the year ending January 31, 2024 against the targets set forth in the following tables. The number of PSUs that were earned and eligible to vest was based on the level of achievement of each metric, determined separately, with achievement between the levels in the tables below determined on a straight-line interpolation basis. Any PSUs earned based on the achievement of these two metrics will vest as to 1/3 following the end of the performance period and then in eight equal quarterly installments, subject to the executive’s continued service.

56	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Subscription Revenue Growth Performance Table
	Revenue Growth (% Year over Year)	Performance Multiplier (as a % of Revenue Growth Metric Target PSUs)

Maximum	20.0	200
Target	12.3	100
Threshold	8.0	50
Below Threshold	< 8.0	0

Free Cash Flow Performance Table
	Free Cash Flow ($M)	As a % of Target Free Cash Flow	Performance Multiplier (as a % of Free Cash Flow Metric Target PSUs)

Maximum	716.8	140	200
Target	512.0	100	100
Threshold	435.2	85	50
Below Threshold	< 435.2	< 85	0
Our Committee has measured and certified the achievement of the Financial PSUs. See below under “Achievement of PSUs” for the achievement levels and resulting PSUs eligible to vest.
Each NEO must also remain continuously employed by us during the performance period and the applicable time-vesting dates in order to be eligible to earn and vest in his or her shares. The Financial PSUs will be subject to acceleration upon certain events as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control.”
Achievement of PSU Awards
The following table and footnotes summarize PSU awards that were eligible to be achieved during fiscal 2024 or remained subject to on-going performance during fiscal 2024:

Historical PSU Achievement
PSU Awards	Performance Period	Achievement (%)

Fiscal 2021 TSR PSUs(1)	3 years (ending June 2023)	0
Fiscal 2022 TSR PSUs(2)	3 years (ending June 2024)	On-Going
Fiscal 2023 TSR PSUs(3)	3 annual tranches (ending June 2025 and October 2025)	On-Going
Fiscal 2024 TSR PSUs(4)	3 years (ending June 2026)	On-Going
Fiscal 2024 Financial PSUs(5)	1 year (ending January 2024)	200% Free Cash Flow 73.5% for Subscription Revenue Growth
1.Fiscal 2021 TSR PSUs had a three-year performance period (ended June 2023). Ms. Gaylor, our former CFO, was the only NEO with a fiscal 2021 TSR PSU. The Company’s TSR for the three-year performance period ending June 10, 2023 was (49.9%) and the fiscal 2021 PSUs were achieved at 0% of target, resulting in no PSU shares being achieved or vested for Ms. Gaylor.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
2.Fiscal 2022 TSR PSUs have a three-year performance period (ending June 2024). Final performance will not be determinable until the end of the three-year performance period. Ms. Gaylor, our former CFO, is the only NEO with a fiscal 2022 TSR PSU. Pursuant to the terms of the fiscal 2022 TSR PSU awards, Ms. Gaylor will vest in a prorated portion (based on the length of her employment during the three-year performance period) of the fiscal 2022 TSR PSUs, if and to the extent that they are achieved.
3.Fiscal 2023 TSR PSUs were granted in June 2022 and October 2022 to Ms. Gaylor and Mr. Thygesen, respectively. The grant date, performance periods and vesting dates for the Fiscal 2023 TSR PSUs granted to our CEO are different that those of Ms. Gaylor, as they aligned with his employment start date. The fiscal 2023 TSR PSUs are divided into three performance periods (each a tranche) for a total of three years. The Company’s TSR for the first tranche ending June 10, 2023 for Ms. Gaylor was (39.5%), and ending October 10, 2023 for Mr. Thygesen was (22.6%), and as a result, in each case, the first tranche of the fiscal 2023 TSR PSUs was achieved at 0% of target, resulting in no PSU shares being achieved or vested. Following her termination, Ms. Gaylor remains eligible to vest in a prorated portion of any shares earned with respect to the second tranche of such award (based on the length of her employment during the two- year performance period for such second tranche), if and to the extent that they are achieved, which will not be determinable until June 2024.  Ms. Gaylor is not eligible for any shares that may be earned with respect to the third tranche of such award. For Mr. Thygesen, the second and third tranches of the fiscal 2023 TSR PSUs will not be determinable until October 2024 and October 2025.
4.Fiscal 2024 TSR PSUs have a three-year performance period (ending June 2026). Final performance will not be determinable until the end of the three-year performance period.
5.The Committee determined that the fiscal 2024 Financial PSUs were achieved at 73.5% of target, with respect to the subscription revenue growth metric, and 200% of target, with respect to free cash flow metric. The achieved shares will vest as to 1/3 following the end of the performance period and then in eight equal quarterly installments, subject to the executive’s continued service to the Company. The actual numbers of fiscal 2024 Financial PSUs that were achieved and eligible to vest for each of our NEOs are set forth in the table below:

	Fiscal 2024 Financial PSUs Achieved & Eligible to Vest
Name	Subscription Revenue Growth PSUs	Free Cash Flow PSUs	Total PSUs

Allan Thygesen	38,582	104,986	143,568
Blake Grayson(1)	—	—	—
Stephen Shute	14,468	39,370	53,838
Robert Chatwani	6,429	17,496	23,925
Cynthia Gaylor(2)	—	—	—
Inhi Cho Suh	3,157	8,592	11,749
1.Mr. Grayson did not receive fiscal 2024 Financial PSU awards. He commenced employment in June 2023.
2.Ms. Gaylor did not receive fiscal 2024 PSU awards.
3.Ms. Suh received a pro-rated portion of her eligible PSUs per the terms of her PSU Agreement.
CEO SVC PSU Award (Granted in October 2022)
In connection with Mr. Thygesen’s hiring as our CEO, he was granted performance-based RSUs subject to certain stock price targets (the “SVC PSUs”). The SVC PSU award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. None of the performance metrics applicable to the SVC PSUs were achieved prior to January 31, 2024 and, accordingly, no PSUs have been earned or vested. Both the five-year and the seven-year performance periods applicable to the SVC PSUs remain ongoing, and performance may be achieved at a later time prior to the end of the applicable performance periods. For additional information regarding Mr. Thygesen’s SVC PSUs, see the section entitled “—Employment Contracts and Agreements—Current NEOs” below.

58	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation-Setting Process
The Role of Our Compensation and Leadership Development Committee
The Committee has primary responsibility for setting the compensation of our executive officers, including NEOs. This includes determining each element of NEO compensation and the dollar amounts or target amounts for those elements, as well as selecting the metrics and approving the related target, threshold and maximum levels for performance-based compensation and determining the level of actual achievement of the metrics. The Committee is also responsible for determining our peer group of companies for purposes of comparing market levels of compensation. Ms. Wilderotter, our Board Chair, also regularly attends the meetings and provides recommendations and advice to the Committee.
The Role of Our Management Team
In making its decisions, the Committee also relies on input from our management, including our CEO. Members of our management team provide the Committee with perspectives and advice on selecting performance metrics and related target levels and on the composition of our compensation peer group. Our CEO also provides the Committee with compensation recommendations based on the individual performance of each NEO and on market levels of compensation for each NEO given his or her functional role and scope of authority. No member of management, including our CEO, participated or participates in discussions of his or her own performance or compensation.
The Role of Our Compensation Consultant
Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The Committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the Committee. For fiscal 2024, the Committee engaged Compensia as its independent compensation consultant. During fiscal 2024, Compensia was retained to:
•Advise the Committee on a competitive compensation framework relevant to a public company at our stage of development;
•Advise the Committee on the composition of our compensation peer group;
•Provide market analyses of the compensation of our non-employee directors and executive officers, including our NEOs;
•Provide input on the design of our annual cash incentive plan and PSU program;
•Provide market analyses and advise the Committee on executive severance and change in control provisions;
•Advise the Committee on public disclosures relating to our executive compensation program;
•Assist the Committee in assessing the risks under our compensation programs;
•Assist the Committee with the development of the compensation package for our CEO;
•Provide advice on our retention program; and
•Provide advice on compensation for key employees.
Compensia representatives attended Committee meetings and periodically met with members of our management team in the course of carrying out its work. The Committee has evaluated Compensia’s independence pursuant to Nasdaq listing standards and the relevant SEC rules and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Fiscal 2024 Compensation Peer Group
In setting NEO compensation for fiscal 2024, the Committee reviewed compensation data from a group of public companies which we believe are comparable in size and industry to us. This peer group consisted of publicly traded software and services companies generally headquartered in the U.S. that had revenues between 0.5x and 2.0x of Docusign’s revenues and/or had a market capitalization between 0.33x and 3.0x of Docusign’s market capitalization. In addition, the Committee focused on companies with strong year-over-year revenue growth (generally 15% or more) and a high market-capitalization-to-revenue multiple (generally 3x or more).

Docusign	Proxy Statement	59

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
In November 2022, the Committee reviewed the compensation peer group that would be used for fiscal 2024 compensation decision making. In assessing each of the companies against the selection criteria, the Committee elected to exclude ServiceNow and Snowflake due to their relatively high market capitalization at the time, and Zendesk due to a pending acquisition, and elected to add Informatica, Nutanix, Qualtrics International, Toast, and Unity Software due to a reasonable fit across the selection criteria. As a result, the Committee approved the following compensation peer group that was used for reference in making compensation decisions during fiscal 2024:

Fiscal 2024 Peer Group

Autodesk	Informatica	RingCentral	Twilio
CoStar Group	Nutanix	Shopify	Unity Software
Crowdstrike Holdings	Okta	Splunk	Veeva Systems
Dropbox	Paycom Software	Toast	Workday
HubSpot	Qualtrics International	The Trade Desk	Zoom Video Communications
The Committee also refers to executive compensation surveys from Radford, an Aon Hewitt company, as needed, covering peers that participate in Radford and other U.S. public software companies with similar revenue. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of the overall compensation of our executive officers, but the Committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
In setting the elements of compensation for our NEOs, the Committee reviewed the base salary, annual cash incentives, total target cash compensation, long-term incentives and total direct compensation of our NEOs compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. Compensia provided compensation data at the 25th, 50th, 60th and 75th percentiles for our compensation peer group, and the Committee used this information as a reference when making compensation decisions for our NEOs.
The Committee did not set NEO compensation levels based solely on comparison percentiles from the comparable companies’ data. Instead, the Committee used these percentiles to evaluate the overall competitive marketplace for key talent, and relied on its own judgment in setting NEO compensation amounts after taking into consideration other relevant factors, including the scope, responsibility and skills required of each NEO’s position, each of our NEOs’ contributions and past performance, achievement of short- and long-term objectives, prevailing market conditions, the competitive market (based on an analysis of compensation peer group and survey data), and internal pay parity.
Other Compensation Policies
Broad-Based Benefits
Our NEOs are eligible to participate in the same employee benefit programs that are generally available to other full-time employees in the U.S., including a Section 401(k) plan with company-sponsored matching contributions; medical, dental and vision insurance; health savings accounts; life and disability insurance; flexible spending accounts; wellness and commuter benefits; our Employee Stock Purchase Plan; and various time off and leave of absence programs. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.

60	Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Perquisites and Other Personal Benefits
We do not consider perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
Severance and Change in Control Arrangements
We provide for certain severance and change in control payments and benefits to our NEOs in the event of a qualifying termination of employment, including in connection with a change in control of Docusign pursuant to executive severance and change in control agreements. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control” for detailed information about these arrangements, including an estimate of the potential payments and benefits payable under these arrangements.
Given the nature and competitiveness of our industry, the Committee believes these severance and change in control payments and benefits are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent.
We amended our executive severance and change in control agreements in June 2022 and March 2023 to provide certain limited enhanced severance benefits during a period of company transition through December 31, 2023. We have subsequently restated our executive severance and change in control agreements in January 2024 to consolidate the prior amendments and to provide strong retention incentives by adding certain limited enhancements in the event of an executive’s termination without “Cause” from the date of execution through December 31, 2024 as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control”.
Insider Trading Policy
Under our Insider Trading Policy, our employees (including our NEOs) and directors are prohibited from engaging in hedging transactions in our securities. This includes engaging in short sales, transactions in put or call options, margin accounts, pledges or other inherently speculative transactions with respect to our securities.
Rule 10b5-1 Plans
Certain of our directors and executive officers have adopted written trading plans, also known as Exchange Act Rule 10b5-1 Plans, that provide for trading in our securities according to parameters established by the director or officer upon first entering into the plan, without subsequent direction or control by the director or officer. In limited circumstances, the director or officer may suspend or terminate his or her Rule 10b5-1 Plan. Rule 10b5-1 Plans adopted by our directors and officers (and any suspension or termination of those plans) must comply with the terms of our Insider Trading Policy.
Stock Ownership Guidelines
Since 2019, we have maintained mandatory stock ownership guidelines for our executive officers and non-employee directors. These guidelines are intended to align the interests of our executive officers and non-employee directors with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in Docusign.
Under our guidelines, all NEOs are required to hold shares of our common stock equivalent in value to a multiple of their base salaries as set forth below. The multiples vary based on the executive officer’s leadership position in our company. The minimum dollar values for executive officers and non-employee directors under our current stock ownership guidelines are as follows.

CEO	Executive Officers*	Non-Employee Directors

5.0x base salary	1.0x base salary	3.0x Board retainer
*Includes all NEOs other than CEOs.

Docusign	Proxy Statement	61

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Our executive officers must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their date of hire (or date of promotion to a position subject to the guidelines, or to a new multiple level within the executive officer guidelines). Our non-employee directors must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their joining our Board. These guidelines do not include unexercised options or unvested RSUs and PSUs.
As of January 31, 2024, each of our NEOs and non-employee directors had either satisfied the required level of stock ownership or had additional time to meet that level under our stock ownership guidelines.
Compensation Recovery Policy
In November 2023, the Committee adopted a compensation clawback policy (“Clawback Policy”) in compliance with the final rules promulgated by the SEC under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Rule 10D-1 and Nasdaq that provides for the recovery of certain incentive-based compensation in the event we are required to restate our financial statements. The Company filed a copy of its Clawback Policy with its annual report on Form 10-K, which was filed with the SEC on March 21, 2024.

62	Proxy Statement	Docusign

Compensation Risk Assessment
The Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Committee’s determination include the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders on our longer-term success. Our RSUs have time-based vesting and certain of our employees have PSUs with both a performance and time-based vesting component.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.
•Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.
•The Committee approves employee equity award guidelines as well as the overall annual focal equity budget pool. Any recommended equity award outside these guidelines requires approval by the Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of RSUs to align their interests with the interests of stockholders.
•We maintain Stock Ownership Guidelines for our executive officers and the members of our Board to ensure that they retain specified levels of equity in Docusign.
•As part of our Insider Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.

Docusign	Proxy Statement	63

Executive Compensation Tables
Summary Compensation Table
The following table shows compensation awarded to or paid to, or earned by, our NEOs for the fiscal years ended January 31, 2024, 2023 and 2022.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Allan Thygesen President and Chief Executive Officer	2024	1,000,000	—	20,917,097	898,400	18,542	22,834,039
	2023	269,231	—	84,543,775	222,375	—	85,035,380
	2022	—	—	—	—	—	—
Blake Grayson(5) Executive Vice President and Chief Financial Officer	2024	319,231	1,000,000	34,307,223	304,652	23,731	35,954,837
	2023	—	—	—	—	—	—
	2022	—	—	—	—	—	—
Stephen Shute(6) President, Worldwide Field Operations	2024	538,462	370,000	9,285,414	176,022	54,053	10,423,951
	2023	346,154	38,226	31,167,974	175,954	8,899	31,737,207
	2022	—	—	—	—	—	—
Robert Chatwani(7) President, General Manager, Growth	2024	490,154	1,000,000	27,976,922	445,607	32,074	29,944,757
	2023	—	—	—	—	—	—
	2022	—	—	—	—	—	—
Cynthia Gaylor(8) Former Chief Financial Officer	2024	190,385	1,000,000	3,249,420	149,171	1,010,980	5,599,956
	2023	500,000	—	20,871,393	273,083	9,679	21,654,155
	2022	483,333	—	6,788,017	200,922	8,700	7,480,972
Inhi Cho Suh(9) Former President, Product and Engineering	2024	519,231	—	9,285,414	466,635	35,068	10,306,348
	2023	267,308	325,000	24,233,119	196,943	37,875	25,060,236
	2022	—	—	—	—	—	—
1.For NEOs who were hired or resigned in fiscal 2024, their salaries are prorated for their time employed with the Company. Additionally, we increased the salary for certain officers as noted in this footnote. Their yearly salary is as follows: Mr. Grayson: $500,000; Mr. Shute: $500,000 from February-April 2023, and $550,000 thereafter; Mr. Chatwani: $510,000 from February-April 2023, and $525,000 thereafter; Ms. Gaylor: $500,000; and Ms. Suh: $500,000 from February-April 2023, and $525,000 thereafter. No change was made to Mr. Thygesen’s target salary for fiscal 2024.
2.This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The TSR PSUs granted in fiscal 2022 – fiscal 2024 are considered to have a “market condition” for accounting purposes and are therefore valued using a Monte Carlo simulation. The grant date fair value of the fiscal 2024 Financial PSU awards is based on our achievement of such Financial PSU awards' performance conditions at 100% of target. If the Financial PSUs were instead valued based on the maximum outcome of the applicable performance condition, the total amount for the Financial PSU awards reported in this column for 2024 would increase as follows: Mr. Thygesen from $5,765,831 to $11,531,662; Mr. Shute from $2,162,200 to $4,324,401; Mr. Chatwani from $960,880 to $1,921,761; Ms. Suh

64	Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES
from $2,162,200 to $4,324,401. The assumptions used in calculating the grant date fair value are set forth in the Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2024. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our NEOs from the equity awards.
3.The amounts shown represent the performance bonus earned for the respective fiscal year pursuant to the CIP, except that the amount for Mr. Shute represents the sales commission earned for the respective fiscal year. See the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Cash Incentive Payments” for further discussion of the performance bonuses and commission payments for fiscal 2024.
4.The amount shown represents Company contributions to our 401(k) plan and life insurance premiums paid by us on behalf of each NEO except as otherwise noted below.
5.For Mr. Grayson: 2024 Bonus represents a signing bonus. See the section entitled “Executive Compensation Discussion and Analysis—New Hire and Transition-Related Bonuses” above for additional information on bonuses.
6.For Mr. Shute: 2024 Bonus represents retention bonus payments totaling $370,000; 2023 Bonus represents a discretionary bonus payment of $38,226 (See the section entitled “Executive Compensation Discussion and Analysis—New Hire and Transition-Related Bonuses” above for additional information on bonuses); and 2024 All Other Compensation includes $17,268, which represents (a) Company-paid costs of $9,374 for attending the Company’s sales team events, (b) Company-paid costs of $400 for gifts received at such sales team events, and $7,494 for a tax gross-up associated with these costs.
7.For Mr. Chatwani: 2024 Bonus represents a signing bonus. See the section entitled “Executive Compensation Discussion and Analysis—New Hire and Transition-Related Bonuses” above for additional information on bonuses.
8.For Ms. Gaylor: 2024 Bonus represents a retention bonus for transitional services (See the section entitled “Executive Compensation Discussion and Analysis—New Hire and Transition-Related Bonuses” above for additional information on bonuses); 2024 All Other Compensation includes $1,000,000 as part of her separation agreement payout (see the section entitled “Employment Contracts and Agreements—Former NEO Agreements”); 2023 All Other Compensation also includes $529 for a tax gross up of fringe benefits.
9.For Ms. Suh: (i) 2023 Bonus represents a signing bonus of $325,000 and (ii) 2023 All Other Compensation includes $37,875 for fees earned in cash from her prior service as our director.

Docusign	Proxy Statement	65

EXECUTIVE COMPENSATION TABLES
Grants of Plan Based Awards
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs for the year ended January 31, 2024.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)

Allan Thygesen	Cash		440,000	1,000,000	1,624,000
	RSUs	7/7/23							139,982	7,687,811
	PSUs	7/7/23				52,493	104,986	209,972		7,463,455
	PSUs	7/7/23				26,247	52,493	104,986		2,882,916
	PSUs	7/7/23				26,247	52,493	104,986		2,882,916
Blake Grayson	Cash		157,768	358,564	582,307
	RSUs	6/9/23							370,258	21,112,111
	RSUs	6/9/23							138,847	7,917,056
	RSUs	6/9/23							92,565	5,278,056
Stephen Shute	Cash		236,500	537,500	1,354,500
	RSUs	7/7/23							78,740	4,324,401
	PSUs	7/7/23				19,685	39,370	78,740		2,798,813
	PSUs	7/7/23				9,843	19,685	39,370		1,081,100
	PSUs	7/7/23				9,843	19,685	39,370		1,081,100
Robert Chatwani	Cash		219,783	499,508	811,200
	RSUs	3/9/23							320,102	20,617,770
	RSUs	3/9/23							80,025	5,154,410
	PSUs	7/7/23				8,749	17,497	34,994		1,243,862
	PSUs	7/7/23				4,374	8,748	17,496		480,440
	PSUs	7/7/23				4,374	8,748	17,496		480,440

66	Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)

Cynthia Gaylor(4)	Cash		88,000	200,000	324,800
	RSUs	3/9/23							50,449	3,249,420
Inhi Cho Suh	Cash		231,000	525,000	852,600
	RSUs	7/7/23							78,740	4,324,401
	PSUs	7/7/23				19,685	39,370	78,740		2,798,813
	PSUs	7/7/23				9,843	19,685	39,370		1,081,100
	PSUs	7/7/23				9,843	19,685	39,370		1,081,100
1.Represents the range of possible payouts to our NEOs under the fiscal 2024 CIP or, for Mr. Shute, under his sales commission plan.
2.Represents the range of possible PSU awards under the 2018 Equity Incentive Plan (the “2018 Plan”) described above in the sections entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Equity Awards.”
3.The grant date fair value of each equity award is computed in accordance with ASC 718. For the PSUs, the amounts shown assume the target level of performance would be achieved with respect to the performance conditions.
4.Ms. Gaylor, our former Chief Financial Officer, terminated employment on June 15, 2023. $149,171 represents the actual amount paid to Ms. Gaylor for her 1st half CIP payout. For additional information regarding Ms. Gaylor’s separation and compensation paid in connection therewith, see the section entitled “—Employment Contracts and Agreements – Former NEO Agreements” below.

Docusign	Proxy Statement	67

EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of January 31, 2024.

		Stock Awards(1)
		Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Name	Grant Date

Allan Thygesen	10/14/2022(4)	126,470	7,704,552	—	—
	7/7/2023(5)	122,485	7,461,786	—	—
	10/14/2022(7)	—	—	183,955	11,206,539
	10/14/2022(8)	—	—	2,182,056	132,930,852
	7/7/2023(9)	—	—	104,986	6,395,747
	7/7/2023(10)	38,582	2,350,415	—	—
	7/7/2023(11)	104,986	6,395,747	—	—
Blake Grayson	6/9/2023(12)	323,976	19,736,618	—	—
	6/9/2023(13)	138,847	8,458,559	—	—
	6/9/2023(14)	92,565	5,639,060	—	—
Stephen Shute	7/10/2022(15)	244,295	14,882,451	—	—
	7/7/2023(16)	68,898	4,197,266	—	—
	7/7/2023(9)	—	—	39,370	2,398,420
	7/7/2023(10)	14,468	881,391	—	—
	7/7/2023(11)	39,370	2,398,420	—	—
Robert Chatwani	3/9/2023(17)	320,102	19,500,614	—	—
	3/9/2023(18)	50,016	3,046,975	—	—
	7/7/2023(9)	—	—	17,497	1,065,917
	7/7/2023(10)	6,429	391,655	—	—
	7/7/2023(11)	17,496	1,065,856	—	—

68	Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES

		Stock Awards(1)
		Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Name	Grant Date

Cynthia Gaylor	6/10/2021(6)	—	—	4,292	261,469
	6/10/2022(7)	—	—	11,854	722,146
Inhi Cho Suh	7/8/2022(19)	195,435	11,905,900	—	—
	7/7/2023(16)	68,898	4,197,266	—	—
	7/7/2023(9)	—	—	39,370	2,398,420
	7/7/2023(10)	3,157	192,324	—	—
	7/7/2023(11)	8,592	523,425	—	—
1.All RSU awards listed in this table were granted pursuant to the 2018 Plan and are subject to acceleration of vesting as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments upon a Termination or a Change in Control.” Certain PSUs listed on this table may be subject to acceleration of vesting under such arrangements, as described below.
2.Represents the market value of the shares underlying the number of unvested RSUs as of January 31, 2024, based on the closing price of our common stock of $60.92 on January 31, 2024.
3.Represents the market value of the shares underlying the number of unvested PSUs as of January 31, 2024, based on the closing price of our common stock of $60.92 on January 31, 2024.
4.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on October 10, 2022, subject to continuous service.
5.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2023, subject to continuous service.
6.Represents shares issuable on settlement of fiscal 2022 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock.  The fiscal 2022 TSR PSUs are earned based on DocuSign’s relative TSR at the end of the performance period.  Following her termination, Ms. Gaylor remains eligible to vest in a prorated portion of any shares earned with respect to the award (based on the length of her employment during the three-year performance period for such award), if and to the extent that they are achieved, which will not be determinable until June 2024.  Ms. Gaylor’s 2022 TSR PSUs are also described above in the sections entitled “Executive Compensation Discussion and Analysis—Achievement of PSUs.”
7.Represents shares issuable on settlement of fiscal 2023 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock. The fiscal 2023 TSR PSUs are divided into three performance periods (each a tranche) for a total of three years, and are earned based on DocuSign’s relative TSR at the end of the applicable performance period. The first tranche ending June 10, 2023 for Ms. Gaylor, and October 10, 2023 for Mr. Thygesen was not achieved, resulting in no PSU shares being achieved or vested. Following her termination, Ms. Gaylor remains eligible to vest in a prorated portion of any shares earned with respect to the second tranche of such award (based on the length of her employment during the two-year performance period for such tranche), if and to the extent that they are achieved, which will not be determinable until June 2024. Ms. Gaylor is not eligible for any shares that may be earned with respect to the third tranche of such award. Mr. Thygesen is eligible for any shares that may be earned with respect to the second and third tranches of such award as described above in the sections entitled “Executive Compensation Discussion and Analysis—Achievement of PSUs.”
8.Represents shares issuable on settlement of SVC PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on achievement of certain stock price targets set by our Compensation Committee as described above in the sections entitled “Executive Compensation Discussion and Analysis—Achievement of PSUs—Fiscal 2023 TSR PSU Awards—Our CEO SVC PSU Award.”
9.Represents shares issuable on settlement of fiscal 2024 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on Docusign’s relative TSR at the end of the performance period as described above in the sections entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Equity Awards— Fiscal 2024 TSR PSU Awards.”
10.The performance period for this SGR PSU award ended as of January 31, 2024. Represents the number of shares achieved as of January 31, 2024, 1/3 of which will vest in June 2024, and then will vest in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Committee as described above in the sections entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Equity Awards—Fiscal 2024 Financial PSU Awards.”

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EXECUTIVE COMPENSATION TABLES
11.The performance period for this FCF PSU award ended as of January 31, 2024. Represents the number of shares achieved as of January 31, 2024, 1/3 of which will vest in June 2024, and then will vest in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Committee as described above in the sections entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 Equity Awards—Fiscal 2024 Financial PSU Awards.”
12.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on June 10, 2023, subject to continuous service.
13.The shares underlying the RSUs vest 100% on June 10, 2024, subject to continuous service.
14.Twenty-five percent of the shares subject to the RSUs will vest on September 10, 2024 and the balance of the shares shall vest in equal quarterly installments thereafter for 9 months, subject to continuous service.
15.Twenty-five percent of the shares subject to the RSUs vested on May 10, 2023 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
16.The shares underlying the RSUs vest in eight equal quarterly installments beginning on May 10, 2023, subject to continuous service.
17.Twenty-five percent of the shares subject to the RSUs vested on March 10, 2023 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
18.The shares underlying the RSUs vest in eight equal quarterly installments beginning on March 10, 2023, subject to continuous service.
19.Twenty-five percent of the shares subject to the RSUs vested on July 10, 2023 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.

70	Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES
Fiscal 2024 Stock Option Exercises and Stock Vested
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the vesting of RSUs and the related value realized during the fiscal year ended January 31, 2024. There were no option awards exercised by our NEOs during the fiscal year ended January 31, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Allan Thygesen	431,395	23,953,284
Blake Grayson	46,282	2,338,861
Stephen Shute	234,591	12,482,108
Robert Chatwani	30,009	1,552,166
Cynthia Gaylor	165,417	8,699,391
Inhi Cho Suh	159,545	7,444,811
1.Represents the total number of shares of our common stock issuable upon settlement of vested RSUs during the year ended January 31, 2024. There were no PSUs vested and settled in fiscal 2024. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by Docusign to satisfy the NEO’s tax withholding obligations.
2.The value realized on vesting of RSUs for each NEO is calculated by: (a) multiplying the number of RSUs vested by either (i) the closing price of our common stock on the settlement date or (ii) the closing price of our common stock on the day prior to the settlement date; and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended January 31, 2024. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by Docusign to satisfy the NEO’s tax withholding obligations.

Docusign	Proxy Statement	71

Employment Agreements and Potential Payments
Potential Payments Upon a Termination or a Change in Control
We entered into Executive Severance and Change in Control Agreements with our NEOs (other than our CEO) and included similar benefits in the employment offer letter with Mr. Thygesen (the “Thygesen Offer Letter”) to promote ongoing retention and align our NEOs’ incentives with those of our stockholders outside of and in the event of a change in control. Given the nature and competitiveness of our industry, the Committee believes that these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent. Our change in control benefits are intended to allow our NEOs to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
In March 2023, we entered into amendments to our existing Executive Severance and Change in Control Agreements (as previously amended in June 2022) with each of Cynthia Gaylor, our former Chief Financial Officer; Stephen Shute, our President, Worldwide Field Operations; and Inhi Cho Suh, our former President of Product and Engineering (the June 2022 and March 2023 amendments together, the “Severance Agreement Amendment”). To align Mr. Chatwani with the other executive officers with respect to severance, also in March 2023, we entered into a Severance Agreement Amendment to our existing Executive Severance and Change in Control Agreement with Mr. Chatwani.
Under these Severance Agreement Amendments, we agreed to provide certain enhanced benefits to each of the foregoing officers in the event of their termination without “Cause” outside a “change in control period” (each as defined in the existing Executive Severance and Change in Control Agreements) during the 12-month period ending on December 31, 2023, such that these executives would each receive (i) 12 months of base salary severance, (ii) a payment equal to 100% of the executive’s target bonus, (iii) 12 months of COBRA coverage, and (iv) 12 months of vesting acceleration under specified recent time-based RSU awards (the “2023 Enhanced Severance Benefits”).
Subsequently, to support ongoing retention efforts and in an effort to consolidate the Severance Agreement Amendments, in January 2024, we amended and restated existing Executive Severance and Change in Control Agreements (as amended through March 2023, as described above) with each of Mr. Grayson, Mr. Chatwani, and Mr. Shute (such amended and restated agreements, the “Restated Severance Agreements”). The Restated Severance Agreements continue the Enhanced Severance Benefits through December 31, 2024, at which time such entitlement shall lapse, and provide for certain other modifications, as set forth in the tables below. Ms. Suh’s employment terminated contemporaneously with the restatement of the existing Executive Severance and Change in Control Agreements. Accordingly, the terms that would have been included in Ms. Suh’s Restated Severance Agreement, were instead incorporated into her Separation Agreement.
The key severance and change in controls terms of the Restated Severance Agreements, and Mr. Thygesen’s Offer Letter are summarized below, and are subject to the NEO delivering a release of claims in favor of Docusign.
Key Severance and Change in Control Rights
Outside of a Change in Control Period
Pursuant to the Thygesen Offer Letter or the Restated Severance Agreements, as applicable, in the event of Mr. Thygesen’s or a currently employed NEO’s termination without “Cause” or resignation for “Good Reason” (as defined in the applicable agreement) outside of the time period commencing 90 days prior to and ending 12 months after a change in control (the “Change in Control Period” or “CIC Period”), the Company shall provide the executive with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the such termination occurs, a number of months of COBRA coverage and a number of months of vesting acceleration of then-outstanding time-based equity awards, each as described in the table below. In addition, if an executive (other than our CEO) experiences a termination without “cause” outside of the Change in Control Period through December 31, 2024 (the “Enhancement Period”), the Company shall provide the enhanced benefits described in the table below.

72	Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

Outside of a Change in Control Period
Name		Salary (# of months)	Bonus (%)	COBRA (# of months)	Equity Acceleration* (# of months)

Allan Thygesen Chief Executive Officer	Before October 9, 2023	24	200	24	24
	After October 9, 2023	12	100	18	12
Blake Grayson(1) Chief Financial Officer	Outside of CIC Period	12	100	12	12
	Enhanced - Outside of CIC Period**	12	100	12	12
Stephen Shute(1) President, Worldwide Field Operations	Outside of CIC Period	12	100	12	12
	Enhanced - Outside of CIC Period**	12	100	12	12
Robert Chatwani President, General Manager, Growth	Outside of CIC Period	6	50	6	6
	Enhanced - Outside of CIC Period**	12	100	12	12
Inhi Cho Suh Former President, Product and Engineering	Outside of CIC Period	12	100	6	6
	Enhanced - Outside of CIC Period**	12	100	12 (2)	12 (3)
•The executive’s then-outstanding PSUs that vest only upon satisfaction of performance criteria shall vest to the extent provided in the agreement(s) governing such award(s).
**    Enhanced - Outside of CIC Period expires December 31, 2024.
1.For Mr. Grayson and Mr. Shute, there is no additional enhanced benefits outside of a change in control period. For Mr Shute, in March 2024, we subsequently entered into a Restated Severance Agreement, which permanently increases the number of months of COBRA and equity acceleration benefits to 12 months in the event of his termination without “Cause” or resignation for “Good Reason” outside of the Chang in Control Period.
2.Ms. Suh’s employment terminated contemporaneously with the restatement of the existing Executive Severance and Change in Control Agreements. Accordingly, the 12 months of COBRA that would have been included in Ms. Suh’s Restated Severance Agreement was instead incorporated into her Separation Agreement.
3.Ms. Suh’s employment terminated contemporaneously with the restatement of the existing Executive Severance and Change in Control Agreements. Accordingly, the 12 months of vesting acceleration that would have been included in Ms. Suh’s Restated Severance Agreement was instead incorporated into her Separation Agreement.
During a Change in Control Period
Pursuant to the Thygesen Offer Letter or the Restated Severance Agreements, as applicable, in the event of Mr. Thygesen’s or a currently employed NEO’s termination without “Cause” or resignation for “Good Reason” during a Change in Control Period, the Company shall provide the executive with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the such termination occurs, a number of months of COBRA coverage and a number of months of vesting acceleration of then-outstanding time-based equity awards, each as described in the table below. In addition, if an executive (other than our CEO) experiences a termination without “Cause” during both the Change in Control Period and the Enhancement Period, which ends December 31, 2024, the Company shall provide the enhanced benefits described in the table below.

Docusign	Proxy Statement	73

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

During a Change in Control Period
Name		Salary (# of months)	Bonus (%)	COBRA (# of months)	Equity Acceleration* (%)

Allan Thygesen Chief Executive Officer	Before October 9, 2023	24	200	24	100
	After October 9, 2023	12	100	12	100
Blake Grayson Chief Financial Officer	During CIC Period	12	None	12	100
	Enhanced - During CIC Period**	12	100	12	100
Stephen Shute President, Worldwide Field Operations	During CIC Period	12	None	12	100
	Enhanced - During CIC Period**	12	100	12	100
Robert Chatwani President, General Manager, Growth	During CIC Period	12	None	12	100
	Enhanced - During CIC Period**	12	100	12	100
Inhi Cho Suh(1) Former President, Product and Engineering	During CIC Period	12	None	12	100
	Enhanced - During CIC Period**	12	100	12	100
* The executive’s then-outstanding PSUs that vest only upon satisfaction of performance criteria shall vest to the extent provided in the agreement(s) governing such award(s).
** Enhanced - During CIC Period expires December 31, 2024.
1.Ms. Suh’s employment ended on February 14, 2024, and she will remain eligible through May 14, 2024 for these additional separation benefits in connection with a change in control.
Employment Contracts and Agreements
Current NEO Agreements
Allan Thygesen
Mr. Thygesen was appointed as our President and Chief Executive Officer and as a member of our Board, effective October 9, 2022. We entered into the Thygesen Offer Letter with Mr. Thygesen in September 2022. The Thygesen Offer Letter provides for at-will employment and has no specific term.
In hiring Mr. Thygesen and setting forth the principal terms and conditions of his employment, the Board and the Committee considered Mr. Thygesen’s depth of knowledge and unique ability to execute on our strategy; and our desire to use his compensation to incentivize achievement of our strategic objectives, provide sufficient retention goals and tightly link pay with performance. Mr. Thygesen’s compensation package was developed by the Board and Committee following review and analysis of competitive market data prepared by the Committee’s independent compensation consultant. Mr. Thygesen’s time-based RSU awards were necessary (to induce Mr. Thygesen to accept employment with us and forfeit substantial near-term equity compensation at his former employer) and appropriate (to efficiently build his ownership in the Company and better align his interests with our stockholders). Mr. Thygesen’s cash compensation package has not been increased since his hiring in 2022.
The Thygesen Offer Letter set forth Mr. Thygesen’s initial annual base salary and annual target bonus. In addition, in order to attract Mr. Thygesen to the role and establish alignment with stockholders’ interests, including incentivizing growth in shareholder returns, Mr. Thygesen received certain one-time equity awards in connection with his hiring, of which those that remain outstanding are listed below.

74	Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
FY23 RSU Award. Mr. Thygesen received an award of RSUs with a target value of $10,000,000, vesting quarterly over four years, subject to his continuous service with Docusign (the “FY23 RSU Award”).
TSR PSU Award. Mr. Thygesen received an award of performance-based RSUs (the “TSR PSU Award”) with a target value of $10,000,000, subject to the achievement of performance goals related to Docusign’s relative TSR. Mr. Thygesen is eligible to earn up to 200% of the TSR PSU Award upon “maximum” level achievement of the applicable performance metrics. The terms of Mr. Thygesen’s TSR PSU Award are substantially identical to those of the other TSR PSU Awards that were granted to certain other executive officers during fiscal 2023, except that the TSR measurement periods are tied to Mr. Thygesen’s employment start date. See the section entitled “Executive Compensation Discussion and Analysis—Achievement of PSUs” above for additional detail regarding the TSR PSU Award.
SVC PSU Award. Mr. Thygesen received an award of performance-based RSUs subject to certain stock price targets (the “Stockholder Value Creation (SVC) PSU Award”), as described below. The SVC PSU Award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. The Committee believes that we have a considerable opportunity to continue to deliver significant stockholder value. By further linking Mr. Thygesen’s compensation to the performance of our stock price so that he does not realize value with respect to the SVC PSU Award unless all our stockholders benefit from substantial value creation, the SVC PSU Award was designed to align his compensation with stockholder interests. The SVC PSU Award incentivizes significant and sustained performance, with vesting only occurring at stock price targets significantly above our current stock price (as shown in the table below) and only if the stock price is sustained at or above the target level over a trailing 90 calendar-day period, as described below. Moreover, the SVC PSU Award was designed to drive our strategic direction and value creation over the long-term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained meaningful increases in stockholder value over a seven-year period, which is significantly longer than the typical four-year vesting period of equity awards previously granted to our executive officers. The SVC PSU Award is the largest single component of Mr. Thygesen’s comprehensive compensation package, which is intended to holistically achieve long-term value creation for our stockholders by rewarding achievement of performance objectives in both the short term (i.e., through the achievement of financial performance objectives pursuant to our annual bonus plan) and long term (i.e., through the TSR PSU Award and SVC PSU Award, which vest upon the achievement of certain multi-year performance metrics aligned to stockholder value).
The SVC PSU Award is divided into six tranches (each, a “Tranche”) that each require achievement of a stock price target (each, a “Stock Price Target”) as set forth in the Stock Price Target Table below. Each of Tranches 1 through 5 represent the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Targets are achieved within five years of Mr. Thygesen’s employment start date (the “5-Year Performance Period”). Tranche 6 represents the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Target is achieved within seven years of Mr. Thygesen’s employment start date (the “7-Year Performance Period”).

Performance Period	Tranche	Tranche Value ($)	Number of PSUs	Share Price Target as % Increase from SVC Baseline Price	Share Price Target ($)

5-Year Performance Period	1	7,700,000	303,901	25%	67.95 (“Threshold”)
	2	7,700,000	303,901	80%	97.85
	3	7,700,000	303,901	120%	119.59
	4	7,700,000	303,901	233%	181.02
	5	7,700,000	303,901	317%	226.68
7-Year Performance Period	6	11,500,000	662,551	483%	316.92 (“Maximum”)

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
A Stock Price Target will be achieved if the average daily closing price of our common stock on the Nasdaq Global Select Market for ninety (90) calendar days equals or exceeds the applicable Stock Price Target during the applicable performance period.
For each achieved Tranche, 50% of the achieved PSUs will vest upon the later of its achievement and the one-year anniversary of the grant date (the “One-Year Anniversary”), and the remaining 50% will vest on the two-year anniversary of its achievement, subject to Mr. Thygesen’s continuous service as our Chief Executive Officer (“CEO Service”) through such dates.
In the event we terminate Mr. Thygesen’s employment without “Cause” or Mr. Thygesen resigns for “Good Reason” (each as defined in the Thygesen Offer Letter), either of which are referred to as a “Qualifying Termination”, subject to Mr. Thygesen’s delivery of a release of claims in favor of Docusign, Mr. Thygesen will be entitled to the payments and benefits as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control.”
See below under “TSR PSU Award Agreements” for a discussion of Mr. Thygesen’s TSR PSU in the event of a Qualifying Termination or a Change in Control.
See below under “SVC PSU Award Agreement” for a discussion of Mr. Thygesen’s SVC PSU in the event of a Qualifying Termination or a Change in Control.
Blake Grayson
In connection with his appointment, Mr. Grayson entered into an offer letter containing the principal terms and conditions of his employment as our Executive Vice President and Chief Financial Officer (the “CFO Offer Letter”) which provides for at-will employment and has no specific term and provides for an initial annual base salary, an annual target cash bonus, a one-time signing bonus subject to repayment of the unvested portion if Mr. Grayson is terminated for cause or resigns without good reason, and certain new hire equity awards. For additional information regarding Mr. Grayson’s new hire compensation package and the Committee’s rationale, see the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 NEO Transitions and Agreements” above.
Additionally, we entered into a Restated Severance Agreement with Mr. Grayson in January 2024 (which provides substantially the same benefits as the Executive Severance and Change in Control Agreement entered into in connection with his hiring, as subsequently amended through March 2023), substantially in the form of the Restated Severance Agreements entered into with our other executive officers. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control” for detailed information about this arrangement, including an estimate of the potential payments and benefits payable under this arrangement.
Mr. Grayson entered into our standard form of Indemnification Agreement in connection with commencement of his service with us.
Stephen Shute
Mr. Shute was appointed as our President, Worldwide Field Operations, effective May 9, 2022. Mr. Shute’s offer letter provides for at-will employment and has no specific term. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Elements” for Mr. Shute’s base salary, target bonus and equity awards during fiscal 2024 .
Additionally, we entered into a Restated Severance Agreement with Mr. Shute in January 2024 (which provides substantially the same benefits as the Executive Severance and Change in Control Agreement entered into in connection with his hiring, as subsequently amended through March 2023), substantially in the form of the Restated Severance Agreements entered into with our other executive officers. We subsequently entered into a Restated Severance Agreement with Mr. Shute in March 2024 which permanently increases the number of months of COBRA and equity acceleration benefits to 12 months in the event of his termination without “Cause” or resignation for “Good Reason” outside of the Chang in Control Period. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control” for detailed information about this arrangement, including an estimate of the potential payments and benefits payable under this arrangement.

76	Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Robert Chatwani
In connection with his appointment, Mr. Chatwani entered into an offer letter containing the principal terms and conditions of his employment as our President and General Manager, Growth (the “Chatwani Offer Letter”) pursuant to which provides for at-will employment and has no specific term and provides for an initial annual base salary, an annual target cash bonus, a one-time signing bonus subject to repayment of the unvested portion if Mr. Chatwani is terminated for cause or resigns without good reason, and certain new hire equity awards. For additional information regarding Mr. Chatwani’s new hire compensation package and the Committee’s rationale, see the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2024 NEO Transitions and Agreements” above.
Additionally, we entered into a Restated Severance Agreement with Mr. Chatwani in January 2024 (which provides substantially the same benefits as the Executive Severance and Change in Control Agreement entered into in connection with his hiring, as subsequently amended through March 2023), substantially in the form of the Restated Severance Agreements entered into with our other executive officers. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control” for detailed information about this arrangement, including an estimate of the potential payments and benefits payable under this arrangement.
Mr. Chatwani entered into our standard form of Indemnification Agreement in connection with commencement of his service with us.
Former NEO Agreements
Cynthia Gaylor
Previously, we entered into an offer letter with Ms. Gaylor that provides for at-will employment and has no specific term. Additionally, we entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Ms. Gaylor in substantially the same forms entered into with our other executive officers, as amended through March 2023 (the “Gaylor Executive Severance Agreement”), as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control.”
On March 9, 2023, Ms. Gaylor and the Company entered into a transition services and separation agreement (the “Gaylor Transition Agreement”) pursuant to which Ms. Gaylor continued to serve in her then-current role through June 15, 2023. The Gaylor Transition Agreement provided for, among other payments and benefits, the severance and vesting benefits contemplated in the Gaylor Executive Severance Agreement. The circumstances of Ms. Gaylor’s termination of employment constitute a “Qualifying Termination,” as defined in the Gaylor Executive Severance Agreement, and entitle her to the separation benefits under that agreement.
The Gaylor Transition Agreement provided for the following benefits in consideration of her continued services during the Transition Period: (i) payment of Ms. Gaylor’s current base salary during the Transition Period, at the rate of $500,000 per year (the “Transition Salary”); (ii) continuation of health benefits; (iii) a RSU award, valued at $3.0 million as of the date of grant, with 100% of the shares underlying such award to vest on June 15, 2023 (the “Retention Grant”); (iv) a cash bonus of $1.0 million to become earned on June 15, 2023 (the “Retention Bonus”); and (v) continued vesting of Ms. Gaylor’s outstanding equity awards during the Transition Period, pursuant to the Gaylor Transition Agreement, which includes a general release of claims in favor of the Company.
The Gaylor Transition Agreement also provided that, following the termination of the Transition Period, and in exchange for Ms. Gaylor’s second general release of claims in favor of the Company, we would provide Ms. Gaylor the following benefits, (collectively, the “Severance Benefits”): (i) a payment of $500,000 as cash severance, which amount represents 12 months of Ms. Gaylor’s base salary at the time of her resignation; (ii) a payment of $500,000 as bonus severance, which represents 100% of Ms. Gaylor’s target annual bonus amount for fiscal 2024; (iii) an additional bonus payment of up to approximately $150,000, which represents Ms. Gaylor’s target bonus for the performance period of February 1st through July 31st under our incentive plan for fiscal 2024, prorated for Ms. Gaylor’s days of service during that period (the “Prorated Bonus”); (iv) up to 12 months of COBRA coverage; and (v) vesting acceleration of Ms. Gaylor’s time-based equity awards as if she had remained employed through June 15, 2024.

Docusign	Proxy Statement	77

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
The Gaylor Transition Agreement further provided that, in the event that Ms. Gaylor was terminated without “Cause” or resigned for “Good Reason” (as such terms are defined in the Gaylor Transition Agreement) on or prior to June 15, 2023, in addition to the Severance Benefits, the Company shall provide Ms. Gaylor with the following benefits subject to Ms. Gaylor’s execution of a second general release of claims in favor of the Company: (i) payment of the remainder of the Transition Salary, payment of the Prorated Bonus and payment of the Retention Bonus, in each case as if Ms. Gaylor had remained employed through June 15, 2023; (ii) acceleration of vesting of Ms. Gaylor’s time-based equity awards as if she had remained employed through June 15, 2024; and (iii) full acceleration of vesting of the Retention Grant. Ms. Gaylor’s employment ended on June 15, 2023, and she did not receive and is no longer eligible for these additional separation benefits.
The Gaylor Transition Agreement maintained the existing severance and change in control rights provided in the Gaylor Executive Severance and Change in Control Agreement in the event of her termination without “cause” or resignation for “good reason” during a “change in control period”. Ms. Gaylor’s employment ended on June 15, 2023, and she did not receive and is no longer eligible for these additional separation benefits in connection with a change in control.
See the section entitled “—TSR PSU Award Agreements” below for a discussion of Ms. Gaylor’s TSR PSU upon her termination following completion of her transition services and in the event of a change in control.
Inhi Cho Suh
Previously, we entered into an offer letter with Ms. Suh that provides for at-will employment and has no specific term. Additionally, we entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Ms. Suh in substantially the same forms entered into with our other executive officers, as amended through March 2023 (the “Suh Executive Severance Agreement”) as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control.”
On January 16, 2024, Ms. Suh and the Company entered into a separation agreement (the “Suh Separation Agreement”) pursuant to which Ms. Suh continued to serve in her then-current role through January 31, 2024, and then served as an employee assisting the Company with transitional support through February 14, 2024. The Suh Separation Agreement provided for the severance and vesting benefits contemplated in the Suh Executive Severance Agreement in exchange for Ms. Suh’s general release of claims in favor of the Company as follows: (i) a payment of $525,000 as cash severance, which amount represents 12 months of Ms. Suh’s base salary at the time of her resignation; (ii) a payment of $525,000 as bonus severance, which represents 100% of Ms. Suh’s target annual bonus amount for fiscal 2024; (iii) up to 12 months of COBRA coverage; and (v) vesting acceleration of Ms. Suh’s time-based equity awards as if she had remained employed through February 14, 2025.
The circumstances of Ms. Suh’s termination of employment constitute a “Qualifying Termination,” as defined in the Suh Executive Severance Agreement, and entitle her to the foregoing separation benefits under that agreement. The increased COBRA benefit and the increase of the acceleration benefit to cover all time-based awards reflect increases as provided in the Restated Severance Agreements (as discussed above), to which Ms. Suh would have been entitled had she continued in employment and entered into the Restated Severance Agreement.
The Suh Separation Agreement maintained the existing severance and change in control rights provided in the Suh Executive Severance Agreement in the event of her termination without “cause” or resignation for “good reason” during a “change in control period”. Ms. Suh’s employment ended on February 14, 2024, and she will remain eligible through May 14, 2024 for these additional separation benefits in connection with a change in control.
See the section entitled “—TSR PSU Award Agreements” and “Financial PSU Award Agreements” below for a discussion of Ms. Suh’s TSR and Financial PSUs upon her termination and in the event of a change in control.
Section 280G - Parachute Payments
The Thygesen Offer Letter and Restated Severance Agreements each provide that in the event any payments or benefits to our NEOs constitute “golden parachute payments” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the NEO receiving a higher net after-tax amount than such NEO would have received absent such reduction (a “best net pay provision”).

78	Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
PSU Award Agreements
TSR PSU Award Agreements
Under the award agreement for the TSR-based PSU awards we granted in fiscal 2024, fiscal 2023, and fiscal 2022 (the “TSR PSUs”), in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the TSR PSUs based on Docusign’s relative TSR at the end of the applicable performance period (or, if a change in control occurs prior to the end of the performance period, based on our relative TSR upon a change in control), with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to Docusign. For purposes of this prorated calculation, (x) for the fiscal 2022 and fiscal 2024 PSUs, shares allocated to the full three-year performance period are eligible to be earned, (y) for the fiscal 2023 PSUs, which are comprised of three separate annual performance periods, only shares allocated to the in-progress and next to expire performance period are eligible to be earned. See the sections entitled above “Executive Compensation Discussion and Analysis—Fiscal 2024 Equity Awards” and “—Achievement of PSUs” for more information on the TSR PSUs.
If a change in control occurs, then the performance periods will end as of the closing of the change in control, and Docusign’s relative TSR will be determined based upon the price of our common stock in the change in control and the corresponding number of earned PSUs will be determined. If the acquiring entity assumes, continues or substitutes the TSR PSU awards, then the NEO will vest in the number of shares earned under the applicable PSU on the last day of the original applicable performance periods, subject to the NEO’s continued service, provided, however, in the event the NEO’s service following the change in control is terminated without “cause” or by the NEO for “good reason”, the earned PSUs will vest on the NEO’s termination date, subject to the NEO’s delivery of a release of claims in favor of Docusign. If the acquiring entity does not assume, continue or substitute the TSR PSU awards, or if the NEO is terminated by the acquiring entity without “cause” or resigns for “good reason” (as such terms are defined in the applicable PSU award agreements) following the change in control, then this continued service requirement will be waived, and the earned PSUs will vest in their entirety.
Financial PSU Award Agreement
Under the award agreement for the Financial PSU awards we granted in fiscal 2024, in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the Financial PSUs at the end of the applicable performance period, with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to DocuSign.
If a change in control occurs, the performance period will end prior to the change in control; both the subscription revenue growth metric and free cash flow metric shall be deemed to have been achieved at the greater of the applicable “target” level achievement or actual achievement, as measured and determined by the Committee as of immediately prior to the change in control; and any achievement between two performance targets will be interpolated, respectively. Following such change in control, if the PSUs are assumed by the acquiror, 1/3 of the resulting PSUs will vest on the one-year anniversary of their date of grant, and the remainder thereafter in eight (8) equal installments quarterly, subject to the NEOs service through such dates; provided, however, in the event the NEO’s service following the change in control is terminated without “cause” or by the NEO for “good reason”, the PSUs will vest on the NEO’s termination date, subject to the NEO’s delivery of a release of claims in favor of Docusign.
SVC PSU Award Agreement
Generally, if Mr. Thygesen’s CEO Service terminates for any reason, any unachieved SVC PSUs and any achieved SVC PSUs that have not yet time-vested will be forfeited upon such termination. However, in the event Mr. Thygesen’s CEO Service is terminated by Docusign without “Cause” or he resigns for “Good Reason”, any achieved SVC PSUs that have not yet time-vested shall vest, subject to Mr. Thygesen’s delivery of a release of claims in favor of Docusign. In addition, in the event Mr. Thygesen’s CEO Service terminates due to a termination by Docusign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition, in each case after the One-Year Anniversary, Mr. Thygesen will be entitled to vest in 50% of any Tranches of the SVC that are achieved during the six months following such termination.

Docusign	Proxy Statement	79

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
In the event of a change in control of Docusign during the 5-Year Performance Period (or, with respect to Tranche 6, during the 7-Year Performance Period), achievement of the Stock Price Target will be measured using the price per share paid in such change in control rather than the average price described above, and any achievement between two Stock Price Targets will be interpolated. Any of Tranches 1 through 5 that had not been achieved prior to the end of the 5-Year Performance Period will not be eligible for achievement upon a change in control following the 5-Year Performance Period. Any PSUs achieved upon a change in control, and any PSUs achieved prior to a change in control that have not yet time-vested, will vest in full upon the change in control, subject to Mr. Thygesen’s continuous CEO Service through such date (which service requirement shall be deemed satisfied if, within three months before the change in control, Mr. Thygesen’s continuous CEO Service is terminated due to a termination by Docusign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition).
Other Policies and Agreements
Vesting Acceleration Due to Death or Terminal Condition Policy
The Committee has adopted a policy (the “Death and Terminal Condition Policy”) that applies to all outstanding equity awards (other than awards subject to performance-based vesting) held by current employees (including the NEOs). The Death and Terminal Condition Policy can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate outstanding unvested equity awards will generally vest in full.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and amended and restated Bylaws also require us to advance certain expenses incurred by our directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Estimated Value of Payments and Benefits
The table below provides the estimated value of the benefits that our currently employed NEOs would receive in the following scenarios:
•A change in control of Docusign occurred on January 31, 2024 with no qualifying termination;
•A change in control of Docusign occurred on January 31, 2024 and the NEO had a qualifying termination immediately after the change in control; and
•The NEO had a qualifying termination on January 31, 2024 outside a change in control period.

Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options ($)	Value from Acceleration of Unvested RSUs(1) ($)	Value from Acceleration of Unvested PSUs(2)(3)(4) ($)	Total ($)

Allan Thygesen
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	1,000,000	18,542	—	15,166,339	8,746,185	24,931,066
qualifying termination outside of change in control period	1,000,000	27,813	—	4,933,606	—	5,961,419

80	Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options ($)	Value from Acceleration of Unvested RSUs(1) ($)	Value from Acceleration of Unvested PSUs(2)(3)(4) ($)	Total ($)

Blake Grayson
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	500,000	21,751	—	33,834,237	—	34,355,988
qualifying termination outside of change in control period	500,000	21,751	—	16,917,058	—	17,438,809
Stephen Shute
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	550,000	26,770	—	19,079,718	3,279,840	22,936,328
qualifying termination outside of change in control period	550,000	26,770	—	7,152,191	—	7,728,961
Robert Chatwani
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	525,000	22,868	—	22,547,589	1,457,559	24,553,016
qualifying termination outside of change in control period	525,000	22,868	—	10,969,012	—	11,516,880
Cynthia Gaylor(5)
qualifying termination outside of change in control period	1,149,171	10,981	—	2,862,279	—	4,022,431
Inhi Cho Suh(6)
qualifying termination outside of change in control period	1,050,000	23,957	—	4,906,650	—	5,980,607
1.Value based on the closing price of our common stock on January 31, 2024.
2.The value of accelerated vesting does not include any of the fiscal 2022, fiscal 2023 and fiscal 2024 TSR PSUs since the TSR goal would not be achieved using the closing price of our common stock on January 31, 2024, as the assumed change in control per share value to determine our relative TSR as of such date, and as a result, none of the fiscal 2022, fiscal 2023 and fiscal 2024 TSR PSUs were eligible for accelerated vesting.
3.The value of accelerated vesting includes the acceleration of the applicable portion of the achieved 2024 Subscription Revenue Growth (SRG) PSUs and Free Cash Flow (FCF) PSUs, as achieved as of January 31, 2024, the final day of the performance period.
4.Upon a qualifying termination outside of a change in control, the NEO will be eligible to receive a pro rata portion of the shares ultimately earned under the TSR-based or financial-based PSU following the expiration of the performance period (and for fiscal 2023 the in-progress (i.e., next to expire) performance period), based on service through the NEO’s date of termination (and for TSR PSUs, with such number of shares earned to be remeasured upon a change in control that occurs between the date of termination and the expiration of the performance period, using the sale price of the shares of common stock in the change in control).
5.Ms. Gaylor, our former Chief Financial Officer, terminated employment on June 15, 2023. The payments and benefits set forth in this table are the actual amounts paid to Ms. Gaylor in connection with her separation. For additional information regarding Ms. Gaylor’s separation and compensation paid in connection therewith, see the section entitled “—Employment Contracts and Agreements—Former NEO Agreements” above. As of September 15, 2023, Ms. Gaylor was no longer eligible for full acceleration of her remaining unvested time-based equity awards upon a change in control occurring within 3 months following her termination. Pursuant to the terms of the PSU awards, Ms. Gaylor will vest in prorated portion (based on the length of her employment during the applicable performance period) of such awards, if and to the extent that they are achieved at the conclusion of the applicable performance periods.
6.Ms. Suh, our former President of Product and Engineering, terminated employment on February 14, 2024. The payments and benefits set forth in this table are the actual amounts paid to Ms. Suh in connection with her separation. For additional information regarding Ms. Suh’s separation and compensation paid in connection therewith, see the section entitled “—Employment Contracts and Agreements—Former NEO Agreements” above. If the Company is subject to a change in control on or prior to May 14, 2024, Ms. Suh’s remaining unvested time-based equity awards shall accelerate in full. Pursuant to the terms of the PSU awards, Ms. Suh will vest in a prorated portion (based on the length of her employment during the applicable performance period) of such awards, if and to the extent that they are achieved at the conclusion of the applicable performance periods.

Docusign	Proxy Statement	81

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Impact of Accounting and Tax Requirements on Compensation
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1,000,000 paid to certain current and former executive officers. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also considers other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs. As a result, our executive compensation arrangements may not be tax deductible, or if initially intended to be tax deductible, may not actually receive this treatment. For purposes of deductibility, compensation is based on tax laws and is not necessarily the same as the amount reported for each NEO in the Summary Compensation Table above.
Accounting for Stock-Based Compensation
We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. To the extent an NEO forfeits his or her award (except for PSU awards with a market condition to the extent service was provided), we will adjust, in the period of the forfeiture, the previously recognized expense.

82	Proxy Statement	Docusign

Transactions with Related Persons
Related Person Transactions Policy and Procedures
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
01the risks, costs and benefits to Docusign;
02the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
03the terms of the transaction;
04the availability of other sources for comparable services or products; and
05the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
Except for the compensation of directors and executive officers described earlier, since February 1, 2023, we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed. Furthermore, there are no family relationships between any of our directors, nominees or executive officers.

Docusign	Proxy Statement	83

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
As of the determination date described below, our principal executive officer was Mr. Thygesen. As set forth in the Summary Compensation Table, Mr. Thygesen’s annualized total compensation for fiscal 2024 was $22,834,039. Our median employee’s annual total compensation for fiscal 2024 was $217,014, resulting in a CEO pay ratio of 105:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Our CEO pay ratio is based on the following methodology:
•To identify the median employee, we examined the compensation of all of our full-time and part-time employees (other than our CEO) as of January 31, 2024, the last day of our fiscal year, consistent with SEC rules. As of January 31, 2024, our employee population consisted of 6,840 individuals working at our parent company and consolidated subsidiaries. We did not include any independent contractors or other non-employee workers in our employee population for purposes of this determination.
•We utilized a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets and the grant date fair value of all RSUs and PSUs granted for the twelve-month period from February 1, 2023 through January 31, 2024 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.
•We pro-rated annualized base salary and annual bonus and commission targets for employees who were employed for less than the full fiscal year.
•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of January 31, 2024. We did not make any cost-of-living adjustments for employees outside of the United States.
•We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

84	Proxy Statement	Docusign

Pay Versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our CEOs, or Principal Executive Officers (PEOs), and our other named executive officers (Non-PEO NEOs) and certain financial performance measures for the fiscal years ended on January 31, 2024, January 31, 2023, January 31, 2022, and January 31, 2021. For further information on the Company’s pay-for-performance philosophy and how executive compensation aligns with Company performance, refer to the above section entitled “Compensation Discussion & Analysis” (“CD&A”).

Fiscal Year	Summary Compensation Table Total for PEO (Current)(1)	Compensation Actually Paid to PEO (Current)(2)	Summary Compensation Table Total for PEO (Interim)(1)	Compensation Actually Paid to PEO (Interim)(2)	Summary Compensation Table Total for PEO (Former)(1)	Compensation Actually Paid to PEO (Former)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)(6) ($M)	Company- Selected Measure: Revenue(7) ($M)
									DOCU TSR(5)	Peer Group TSR(5)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024	$22,834,039	$11,327,395	—	—	—	—	$18,445,970	$16,014,945	$78	$219	$74.0	$2,761.9
2023	$85,035,380	$133,850,217	$4,815,994	$2,163,862	$140,848	$(25,977,754)	$23,029,837	$19,016,715	$77	$146	$(97.5)	$2,515.9
2022	N/A	N/A	N/A	N/A	$20,701,048	$(35,942,547)	$6,485,453	$(3,037,456)	$160	$173	$(70.0)	$2,107.2
2021	N/A	N/A	N/A	N/A	$19,799,168	$195,826,119	$5,732,954	$25,630,645	$297	$137	$(243.3)	$1,453.0
1.Mr. Thygesen was the sole PEO during fiscal 2024. The Company had three PEOs during fiscal 2023: Mr. Thygesen (current CEO), Ms. Wilderotter (interim CEO), and Mr. Springer (former CEO). Mr. Springer was the sole PEO during fiscal 2022 and 2021.
2.SEC rules require certain adjustments be made to the “Total” column as reported in the Summary Compensation Table to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with ASC Topic 718. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The following tables detail these adjustments for the PEOs:

PEO (current)
Prior FYE Current FYE Fiscal Year	1/31/2023 1/31/2024 2024

Summary Compensation Table Total	$22,834,039
- Change in Pension Value and Above Market Non-Qualified Deferred Compensation	—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(20,917,097)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$24,172,208
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(8,426,458)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$798,471
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(7,133,768)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$11,327,395

Docusign	Proxy Statement	85

PAY VERSUS PERFORMANCE
3.Non-PEO NEOs included in these columns reflect the following:

Fiscal Year	Non-PEO NEOs

2024	Cynthia Gaylor, Blake Grayson, Inhi Cho Suh, Stephen Shute, Robert Chatwani
2023	Cynthia Gaylor, Inhi Cho Suh, Stephen Shute, James Shaughnessy
2022	Cynthia Gaylor, Loren Alhadeff, Scott Olrich, Trâm Phi,
2021	Cynthia Gaylor, Michael Sheridan, Loren Alhadeff, Scott Olrich, Trâm Phi, Kirsten Wolberg
4.As discussed in footnote (2), SEC rules require certain adjustments to be made in order to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments for the Non-PEO NEOs:

Non-PEO NEOs
Prior FYE Current FYE Fiscal Year	1/31/2023 1/31/2024 2024

Summary Compensation Table Total	$18,445,970
- Change in Pension Value and Above Market Non-Qualified Deferred Compensation	—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(16,820,879)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$16,018,827
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(482,781)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,503,887
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(978,019)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(1,672,061)
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$16,014,945
5.The Company’s TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 as of January 31, 2020, valued again on each of January 31, 2021, 2022, 2023, and 2024, on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The Peer Group TSR is the S&P 500 Information Technology Index, as disclosed in our Annual Report on Form 10-K for the fiscal year ended on January 31, 2024 pursuant to Item 201(e) of Regulation S-K.
6.Amounts reflect the Company’s net income as reported in our audited financial statements for the applicable fiscal year.
7.While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, GAAP revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay v Performance table above) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance.

86	Proxy Statement	Docusign

PAY VERSUS PERFORMANCE
Pay versus Performance Analysis
In this section, we provide a graphic analysis showing, for the past three fiscal years, the relationship between our PEOs’ and Non-PEO NEOs’ “compensation actually paid” and the Company’s (i) GAAP revenue, (ii) GAAP net income and (iii) TSR, and additionally, our Peer Group TSR. As described in more detail in the CD&A, our executive compensation program reflects a pay-for-performance philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actually paid to our NEOs is inherently correlated to the Company’s stock price over time. Please refer to the section entitled CD&A above for more information about our executive compensation program.
1.Compensation Actually Paid versus Revenue

Docusign	Proxy Statement	87

PAY VERSUS PERFORMANCE
2.Compensation Actually Paid versus Net Income
3.Compensation Actually Paid versus Company TSR and Peer Group (S&P 500 Information Technology Index) TSR

88	Proxy Statement	Docusign

PAY VERSUS PERFORMANCE
Tabular List of Financial Performance Measures
The Company’s Compensation Committee believes in a holistic evaluation of our NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used to link the “compensation actually paid” to our NEOs’ for fiscal 2024 compensation to the Company’s performance are listed in the table below, each of which is described in more detail in the section entitled CD&A above.

Financial Performance Measures

Revenue
Adjusted Operating Income
Relative TSR
Net New Monthly Recurring Revenue*
*Net New Monthly Recurring Revenue (“NNMRR”) is not a performance metric the Company discloses publicly because NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). For more information about NNMRR, refer to the section entitled “CD&A—Performance Metrics and Targets.”

Docusign	Proxy Statement	89

Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of January 31, 2024. Information is included for our 2018 Plan, our 2011 Plan, and our 2018 Employee Stock Purchase Plan (“ESPP”), each of which was adopted with the approval of our stockholders. Our 2011 Plan terminated upon the effectiveness of our 2018 Plan. However, any outstanding stock awards under our 2011 Plan will continue to be governed by their existing terms. The 2018 Plan and ESPP were each in effect as of January 31, 2024.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders(1)	1,381,200(2)	$17.3947(2)	46,290,154(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,381,200	17.3947	46,290,154
1.Consists our 2018 Plan, our 2011 Plan and our ESPP.
2.Excludes 26,965,203 shares that may be issued under restricted stock unit or performance stock unit awards as of January 31, 2024.
3.As of January 31, 2024, a total of 35,662,455 shares of our common stock have been reserved for issuance pursuant to the 2018 Plan, which number excludes the 10,266,282 shares that were added to the 2018 Plan as a result of an automatic annual increase on February 1, 2024. The 2018 Plan provides that the number of shares reserved and available for issuance under the 2018 Plan will automatically increase each February 1, beginning on February 1, 2019, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan. As of January 31, 2024, a total of 10,627,699 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 2,053,256 shares that were added to the ESPP as a result of an automatic annual increase on February 1, 2024. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2019, by the lesser of 3,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

90	Proxy Statement	Docusign

Committee Reports
Compensation and Leadership Development Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K with management. Based on its review, the Committee has recommended to the Board of Directors that the “Executive Compensation Discussion and Analysis” section be included in this Proxy Statement.
Submitted by the Compensation and Leadership Development Committee
Blake J. Irving, Chair
Peter Solvik
Cain A. Hayes
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
Submitted by the Audit Committee
Teresa Briggs, Chair
Enrique Salem
James Beer
Anna Marrs

Docusign	Proxy Statement	91

Proposal 1: Election of Directors
Proposal Summary
Docusign’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has ten members. There are three directors in the class whose term of office expires in 2024 and are thus eligible for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2027 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
Vote Required
Under our majority voting standard for the election of directors, each nominee must receive a majority of votes cast to be elected, which means a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes will have no effect on the nominee’s election. In the event the Company receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Nominees for Election for a Three-Year Term Expiring at the 2027 Annual Meeting
Enrique Salem
Peter Solvik
Maggie Wilderotter

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

92	Proxy Statement	Docusign

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Summary
The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2025, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with our financial statements for the fiscal year ended January 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and even if stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee has discretion to select a different independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as Docusign’s principal independent registered public accounting firm.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended January 31, 2024 and 2023 by PricewaterhouseCoopers LLP. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2024 ($)	2023 ($)

Audit Fees(1)	3,500,799	4,236,000
Audit-related Fees(2)	256,000	231,120
Tax Fees(3)	1,460,750	1,029,850
All Other Fees(4)	2,000	1,000
Total Fees	5,219,549	5,497,970
1.Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, registration statement filings and issuance of consents and similar matters.
2.Audit-related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports.
3.Tax Fees are billed for tax consulting and compliance.
4.All Other Fees are fees for products and services other than the services described above.

Docusign	Proxy Statement	93

PROPOSAL 2
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by PricewaterhouseCoopers LLP for the years ending January 31, 2023 and 2024 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

94	Proxy Statement	Docusign

Proposal 3: Advisory Vote on Our Named Executive Officers’ Compensation
Proposal Summary
In accordance with SEC rules, our stockholders are being asked to approve, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. A detailed description of our compensation program is available in the section entitled “Executive Compensation Discussion and Analysis.”
Our Board and Compensation and Leadership Development Committee believe that we have created a compensation program that closely links pay with performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement, including in the section entitled “Executive Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. Although this vote is non-binding, the Board and the Compensation and Leadership Development Committee value the views of our stockholders and will review the voting results carefully. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.
We currently plan to conduct annual advisory votes on NEO compensation and expect to conduct the next advisory vote at our 2024 Annual Meeting of Stockholders.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required for advisory approval of this proposal.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

Docusign	Proxy Statement	95

Proposal 4: Stockholder Proposal to Report on Effectiveness of the Company’s Diversity, Equity, and Inclusion Efforts
The Company has been informed that As You Sow, on behalf of LongView Broad Market 3000 Index Fund, a beneficial owner of shares of our common stock having a market value in excess of $25,000 has submitted the following proposal.
RESOLVED: Shareholders request that Docusign Inc. (Docusign) report to shareholders on the effectiveness of the Company's diversity, equity, and inclusion efforts. The report should be done at reasonable expense, exclude proprietary information, and provide transparency on outcomes, using quantitative metrics for workforce diversity, hiring, promotion, and retention of employees, including data by gender, race, and ethnicity.
SUPPORTING STATEMENT: Quantitative data is sought so that investors can assess and compare the effectiveness of companies’ diversity, equity, and inclusion programs. It is advised that this content be provided through Docusign’s existing sustainability reporting infrastructure. An independent report specific to this topic is not requested.
WHEREAS: More than half of the S&P 500 and over one-third of the Russell 1000 have released, or have committed to release, their consolidated EEO-1 forms, a best practice in diversity data reporting. Companies that release, or have committed to release, more inclusion data than Docusign include Salesforce, Microsoft, Texas Instruments, and Raytheon Technologies.
As You Sow and Whistle Stop Capital released research in November 2023 that reviewed the EEO-1 reports of 1,641 companies against financial performance metrics from 2016-2021.1 With the information technology sector, statistically significant positive correlations were found between increased manager diversity and free cash flow per share, five-year compound annual growth rate for income after tax, net profit margin, return on equity, and return on invested capital.
As of the date of the filing of this proposal, Docusign had not yet released its consolidated EEO-1 form, nor had it shared sufficient hiring, retention, or promotion data to allow investors to determine the effectiveness of its diversity and inclusion programs.
As detailed below, inclusion indicators are also important in assessing Docusign’s workplace equity efforts, and if the Company will be able to successfully build, utilize, and maintain a diverse management team.
Hiring: Studies conducted by economists at the University of Chicago and UC Berkeley found that “discriminating companies tend to be less profitable,” stating “it is costly for firms to discriminate against productive workers.”2
Promotion: Without equitable promotional practices, companies will be unable to build the necessary employee pipelines for diverse management. Women and employees of color experience “a broken rung” in their careers; for every 100 men who are promoted, only 87 women are. Whereas women of color comprise 18 percent of the entry-level workforce and only 6 percent of executives.3
Retention: Retention rates indicate if employees believe a company represents their best opportunity. Morgan Stanley has found that employee retention above industry average can indicate a competitive advantage and higher levels of future profitability.4
Investors have reason to be concerned given the recent layoffs Docusign has announced, terminating about 10 percent of the Company’s workforce.5 This round of layoffs came less than a year after a previous staff reduction that terminated 9 percent of its employees.6
1.https://www.asyousow.org/report-page/2023-positive-relationships-linking-workforce-diversity-and-financial-performance
2.https://www.nytimes.com/2021/07/29/business/economy/hiring-racial-discrimination.html
3.https://www.mckinsey.com/featured-insights/diversity-and-inclusion/women-in-the-workplace
4.https://www.morganstanley.com/im/publication/insights/articles/article_culturequantframework_us.pdf, p. 2
5.https://www.reuters.com/technology/docusign-lay-off-10-workers-second-round-cuts-2023-02-16/
6.https://www.cnbc.com/2022/09/28/docusign-to-cut-workforce-by-9percent-as-part-of-restructuring-plan.html

96	Proxy Statement	Docusign

PROPOSAL 4
Company’s Statement in Opposition
Overview:
Given Docusign’s ongoing focus on diversity, equity and inclusion (“DEI”), the adoption of the proposal to publish a report assessing our DEI efforts would not meaningfully enhance our existing DEI commitments. The proponents’ request for a special report—as well as their request for additional, highly granular demographic data—would instead be an unnecessary and inefficient use of resources that would serve only the limited interests of a small group of shareholders.
To highlight our current efforts:
•We already describe in our public filings our commitment to diversity and provide further information on our DEI efforts on our website, including employee diversity information by gender and race/ethnicity.
•We continue to take significant steps to develop and maintain a diverse and inclusive workforce, through employee resource groups, transparency and hiring a Chief Diversity and Engagement Officer.
•We have committed to publishing our EEO-1 reports, which provide additional transparency and accountability with respect to Docusign’s workforce diversity data, by the end of fiscal 2025. We have also committed to releasing additional data on hiring (for women globally and by race/ethnicity in the U.S.) by the end of fiscal 2026.
Diverting resources to address the proponents’ specialized requests would be inefficient and costly without adding significant value to our shareholders.
Docusign has taken significant steps to develop and maintain a diverse and inclusive workforce.
Our success depends on building the most skilled workforce possible, a workforce that draws on strong talent and skillsets from around the world, including employees from different backgrounds, genders, gender identities, sexual orientation, nationalities and experiences who can add unique ideas and diverse perspectives. Our diverse workforce includes women, people of different nationalities, people with disabilities, people of color, people who are lesbian, gay, bisexual, transgender and/or gender nonconforming, first- and second-generation immigrants, veterans, and people from different socioeconomic backgrounds. Some steps we’ve taken to maintain and enhance this diverse and inclusive workforce include:
•Employee Resource Groups (ERGs): Our ERGs serve as culture carriers and provide employees with a way to connect, network and build cross-team collaboration with their colleagues. Through our ERG programs, employees can participate in personal and professional learning and development and give back to the community through volunteering, charitable and social impact events and awareness campaigns. In fiscal 2024, ERG membership at Docusign increased from to 35% of our global workforce, up from 17% as of the end of fiscal 2023.
•Transparency: We publish employee diversity information by gender and race/ethnicity on our website to promote accountability and underscore our commitment to diversity. To further exemplify our commitment to transparency, and as part of our global DEI strategy, in 2023, we published our first ever DEI and Experience Report internally, measuring our progress on our strategy, programs and company metrics.
•Strategic Leadership: In March 2022, we announced the appointment of Iesha Berry as our first Chief Diversity and Engagement Officer. With 25 years of experience in human capital and DEI, Ms. Berry has driven further focus on accelerating our DEI strategy. Ms. Berry and her team are responsible for enhancing the employee experience at Docusign, working to develop an increasingly diverse workplace culture through our ERGs and the oversight of inclusive talent development, particularly the attraction, hiring and mobility of a globally diverse workforce and workplace.
We also encourage specific programs to bolster specific areas of diversity. For example, in 2023, we launched our Act, Include, Mobilize (AIM) Global DEI strategy, along with internal DEI business plans and metrics for all Docusign functions and established company-level objectives and key results for diversity.
Docusign’s public disclosures reflect Docusign’s commitment to diversity.
We are a diverse, global company, with approximately one-third of our employees located outside of the United States in more than 10 countries. We currently provide gender and racial data related to our workforce publicly on our website at https://careers.docusign.com/dei. For example, we have publicly disclosed that approximately 40% of our U.S. workforce identifies as

Docusign	Proxy Statement	97

PROPOSAL 4
belonging to a racial or ethnic minority group. We also publicly disclosed the race and ethnic breakdown of our workforce in the U.S. between leadership, tech and non-tech roles in the most recent fiscal year. Moreover, approximately 40% of our leadership team (defined as director-level and above) identifies as belonging to a racial or ethnic minority group. Additionally, approximately 40% of our global workforce are women, and since 2020, we’ve seen continuous increases to the global representation of women at Docusign.
We continue to seek ways to improve our DEI experience for our employees, improve transparency, and drive long-term value to our shareholders. In fact, on our own initiative, we already describe in our public filings our commitment to diversity and provide further information on our DEI efforts on our website. In addition to our current disclosure, we’ve committed to publishing our EEO-1 reports by the end of fiscal 2025. We have also internally committed to publicly releasing hiring data for women globally and race or ethnicity in the U.S. by the end of fiscal 2026.
Docusign has been consistently recognized as a great workplace for women and diverse employees.
Our DEI efforts have contributed to positive employee-based recognition of our efforts. We are honored to be recognized by organizations and media for our innovation and for our efforts to be a great place to work. In fiscal 2024 and 2023, we were named by Newsweek as one of America’s Greatest Workplaces for Women. Additionally, during fiscal 2023, we were recognized as one of the World’s Best Employers and World’s Top Female-Friendly Companies by Forbes and were also listed as one of America’s Greatest Workplaces for Diversity by Newsweek.
Our leadership supports Docusign’s commitment to DEI.
Our commitment to DEI is reflected throughout our organization, starting at the highest level. The Board has three female directors who have joined since March 2018, including the Chair of the Board, and two members of the Board identify as racially/ethnically diverse. The Board, through its Compensation and Leadership Development Committee (the “Compensation Committee”), also oversees our human capital management policies, plans and programs.
We have also included enhanced diversity disclosure related to our Board in our proxy statement for further transparency, including the Board’s steps to align executive interests with our DEI values. For example, as disclosed in our proxy statement, starting in fiscal 2023, our Compensation Committee incorporated an ESG modifier to the cash incentive plans for our executive leadership team, whereby their annual bonus compensation can increase or decrease subject to the achievement of certain ESG metrics. Those metrics include women as a percentage of our total employee population, and employees from underrepresented populations as a percentage of our total employee population. We believe our ESG modifier further motivates our executive leadership to meet our high standards in advancing our values and our ESG priorities.
We believe producing another report is unnecessary, inefficient and not in the best interests of our shareholders.
We invest significant time and resources in developing and maintaining a diverse and inclusive workforce, and in gathering and sharing information on diversity. We believe our existing disclosures provide meaningful information that allow investors to determine the effectiveness of our human capital management policies related to workplace diversity – and as outlined above, Docusign is committed to enhancing those disclosures further over the next 2 years.
Given our existing programs, disclosures and plans, we believe that diverting resources to meet the proponents’ requests would be inefficient, duplicative and costly, and would not add significantly to the information available to our shareholders.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required for advisory approval of this proposal.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

98	Proxy Statement	Docusign

Procedural Matters
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Docusign stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Docusign. Direct your written request to Docusign, Inc., Investor Relations, 221 Main Street, Suite 1550, San Francisco, California 94105 or contact Investor Relations at (415) 985-2687. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. Any stockholders who share the same address and currently receive multiple copies of Docusign’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Docusign’s Investor Relations department at the address or telephone number listed above.

Docusign	Proxy Statement	99

Transaction of Other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Allan Thygesen
President & Chief Executive Officer
April 17, 2024
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at investor.docusign.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and list of exhibits, for the fiscal year ended January 31, 2024 is available without charge upon written request to: Corporate Secretary, Docusign, Inc., 221 Main Street, Suite 1550, San Francisco, California 94105.

100	Proxy Statement	Docusign

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCU2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48811-P04633

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOCUSIGN, INC.

The Board of Directors recommends you vote FOR the following:

1. ***Election of Class III Directors***

Nominees:	**For**	**Against**	**Abstain**
1a. Enrique Salem	☐	☐	☐
1b. Peter Solvik	☐	☐	☐
1c. Maggie Wilderotter	☐	☐	☐

The Board of Directors recommends you vote FOR the following management proposals:

The Board of Directors recommends you vote AGAINST the following:

NOTE: Your proxy holder will also vote on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V48812-P04633

DOCUSIGN, INC.
Annual Meeting of Stockholders
May 29, 2024 9:00 am Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allan Thygesen, Blake Grayson, and James Shaughnessy, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DOCUSIGN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am Pacific Time on May 29, 2024, virtually at www.virtualshareholdermeeting.com/DOCU2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side